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                                CREDIT AGREEMENT

                          DATED AS OF OCTOBER 5, 1995

                                     AMONG

                           WEATHERFORD ENTERRA, INC.,
                        WEATHERFORD ENTERRA U.S., INC.,
                            WEATHERFORD/LAMB, INC.,

                                  as Borrowers

                           BANK OF AMERICA ILLINOIS,
                     as Documentation Agent and as a Bank,

                   TEXAS COMMERCE BANK NATIONAL ASSOCIATION,
                     as Administrative Agent, and as a Bank

                        CREDIT LYONNAIS NEW YORK BRANCH,
                       as Senior Co-Agent, and as a Bank

                              ABN AMRO BANK, N.V.,
                           as Co-Agent, and as a Bank

                               BANK OF MONTREAL,
                           as Co-Agent, and as a Bank

                     FIRST INTERSTATE BANK OF TEXAS, N.A.,
                           as Co-Agent, and as a Bank

                       ARAB BANKING CORPORATION (B.S.C.),
                           as Co-Agent, and as a Bank

                                      and

           THE OTHER FINANCIAL INSTITUTIONS PARTIES HERETO, AS BANKS

                                  Arranged by

                              BA SECURITIES, INC.
                            CHEMICAL SECURITIES INC.

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

                               TABLE OF CONTENTS

                                                                                PAGE
                                                                                ----
ARTICLE I          DEFINITIONS.................................................   1
             1.01  Certain Defined Terms.......................................   1
             1.02  Other Interpretive Provisions...............................  16
             1.03  Accounting Principles.......................................  17

ARTICLE II         THE CREDITS.................................................  17
             2.01  Amounts and Terms of Commitments............................  17
             2.02  Certain Pricing Terms.......................................  17
             2.03  Procedure for Borrowing.....................................  18
             2.04  Conversion and Continuation Elections.......................  19
             2.05  Voluntary Termination or Reduction of Commitments...........  20
             2.06  Optional Prepayments........................................  20
             2.07  Mandatory Prepayments; Mandatory Commitment Reductions......  21
             2.08  Repayment...................................................  22
             2.09  Fees........................................................  23
             2.10  Computation of Fees and Interest............................  24
             2.11  Payments by the Company and/or the Borrowers................  24
             2.12  Payments by the Banks to the Administrative Agent...........  25
             2.13  Sharing of Payments, Etc....................................  25

ARTICLE III        TAXES, YIELD PROTECTION AND ILLEGALITY......................  26
             3.01  Taxes.......................................................  26
             3.02  Illegality..................................................  27
             3.03  Increased Costs and Reduction of Return.....................  28
             3.04  Funding Losses..............................................  28
             3.05  Inability to Determine Rates................................  29
             3.06  Reserves on Eurodollar Rate Loans...........................  29
             3.07  Certificates of Banks.......................................  30
             3.08  Substitution of Banks.......................................  30
             3.09  Survival....................................................  30
             3.10  Tax Forms...................................................  30

ARTICLE IV         CONDITIONS PRECEDENT........................................  30
             4.01  Conditions of Initial Credit Extensions.....................  30
             4.02  Conditions to All Credit Extensions.........................  32

ARTICLE V          REPRESENTATIONS AND WARRANTIES..............................  34
             5.01  Corporate Existence and Power...............................  34
             5.02  Corporate Authorization; No Contravention...................  34
             5.03  Governmental Authorization..................................  34
             5.04  Binding Effect..............................................  34
             5.05  Litigation..................................................  34

             5.06  No Default..................................................  35
             5.07  ERISA Compliance............................................  35
             5.08  Use of Proceeds; Margin Regulations.........................  36
             5.09  Title to Properties.........................................  36
             5.10  Taxes.......................................................  36
             5.11  Financial Condition.........................................  36
             5.12  Environmental Matters.......................................  37
             5.13  Regulated Entities..........................................  37
             5.14  No Burdensome Restrictions..................................  37
             5.15  Copyrights, Patents, Trademarks and Licenses, etc...........  37
             5.16  Subsidiaries................................................  38
             5.17  Insurance...................................................  38
             5.18  Full Disclosure.............................................  38
             5.19  Solvency....................................................  38

ARTICLE VI         AFFIRMATIVE COVENANTS.......................................  38
             6.01  Financial Statements........................................  38
             6.02  Certificates; Other Information; Pro Forma Balance Sheet....  39
             6.03  Notices.....................................................  39
             6.04  Preservation of Corporate Existence, Etc....................  40
             6.05  Maintenance of Property.....................................  41
             6.06  Insurance...................................................  41
             6.07  Payment of Certain Obligations..............................  41
             6.08  Compliance with Laws........................................  41
             6.09  Compliance with ERISA.......................................  41
             6.10  Inspection of Property and Books and Records................  41
             6.11  Environmental Laws..........................................  42
             6.12  Use of Proceeds.............................................  42
             6.13  New Subsidiary Guarantors...................................  42

ARTICLE VII        NEGATIVE COVENANTS..........................................  42
             7.01  Limitation on Liens.........................................  42
             7.02  Disposition of Assets.......................................  44
             7.03  Consolidations and Mergers..................................  45
             7.04  Transactions with Affiliates................................  45
             7.05  Margin Stock; Certain Acquisitions, Ineligible Securities...  45
             7.06  Joint Ventures..............................................  46
             7.07  ERISA.......................................................  46
             7.08  Change in Business..........................................  46
             7.09  Accounting Changes..........................................  46
             7.10  Capitalization Ratio........................................  46
             7.11  Minimum Net Worth...........................................  46
             7.12  Interest Coverage Ratio.....................................  47
             7.13  Foreign Subsidiary Indebtedness.............................  47
             7.14  Subsidiary Dividends........................................  47

ARTICLE VIII       EVENTS OF DEFAULT...........................................  47
             8.01  Event of Default............................................  47

             8.02  Remedies....................................................  49
             8.03  Rights Not Exclusive........................................  50
             8.04  Certain Financial Covenant Defaults.........................  50

ARTICLE IX         THE ADMINISTRATIVE AGENT....................................  50
             9.01  Appointment and Authorization...............................  50
             9.02  Delegation of Duties........................................  51
             9.03  Liability of Agent-Related Person...........................  51
             9.04  Reliance by Administrative Agent............................  51
             9.05  Notice of Default...........................................  52
             9.06  Credit Decision.............................................  52
             9.07  Indemnification.............................................  53
             9.08  Agents in Individual Capacities.............................  53
             9.09  Successor Agent.............................................  53
             9.10  Withholding Tax.............................................  54
             9.11  Documentation Agent; Senior Co-Agent; Co-Agents; Arrangers..  55

ARTICLE X          MISCELLANEOUS...............................................  55
            10.01  Amendments and Waivers......................................  55
            10.02  Notices.....................................................  56
            10.03  No Waiver; Cumulative Remedies..............................  57
            10.04  Costs and Expenses..........................................  57
            10.05  Indemnity...................................................  57
            10.06  Payments Set Aside..........................................  58
            10.07  Successors and Assigns......................................  58
            10.08  Assignments, Participations, etc............................  58
            10.09  Set-off.....................................................  60
            10.10  Notification of Addresses, Lending Offices, Etc.............  61
            10.11  Counterparts................................................  61
            10.12  Severability................................................  61
            10.13  No Third Parties Benefitted.................................  61
            10.14  GOVERNING LAW AND JURISDICTION..............................  61
            10.15  WAIVER OF JURY TRIAL........................................  62
            10.16  Interest....................................................  63
            10.17  Company as Subsidiary Borrower Representative...............  63
            10.18  Indemnity and Subrogation...................................  64
            10.19  Entire Agreement............................................  64


SCHEDULES

Schedule 2.01    Commitments
Schedule 2.02    Applicable Margins and Commitment Fees
Schedule 5.05    Litigation
Schedule 5.07    ERISA
Schedule 5.11    Permitted Liabilities
Schedule 5.12    Environmental Matters
Schedule 5.16    Subsidiaries and Minority Interests
Schedule 7.01    Permitted Liens
Schedule 7.13    Foreign Subsidiary Indebtedness
Schedule 10.02   Lending Offices; Addresses for Notices


EXHIBITS

Exhibit A      Form of Compliance Certificate
Exhibit B-1    Form of Parent Guaranty
Exhibit B-2    Form of Domestic Subsidiary Guaranty
Exhibit C      Form of Notice of Borrowing
Exhibit D      Form of Notice of Conversion/Continuation
Exhibit E      Form of Revolving Credit Note
Exhibit F      Form of Term Note
Exhibit G-1    Form of Legal Opinion of Company's Outside Counsel
Exhibit G-2    Form of Legal Opinion of Company's General Counsel
Exhibit H      Form of Assignment and Acceptance

                                CREDIT AGREEMENT


     This CREDIT AGREEMENT is entered into as of October 5, 1995, among WEATHERFORD ENTERRA, INC., a Delaware corporation (the "Company"), WEATHERFORD ENTERRA U.S., INC., a Delaware corporation ("WUSI"), WEATHERFORD/LAMB, INC., a Delaware corporation ("WLI"), the several financial institutions from time to time party to this Agreement (collectively, the "Banks"; individually, a "Bank"), BANK OF AMERICA ILLINOIS, as the documentation agent for the Banks, TEXAS COMMERCE BANK NATIONAL ASSOCIATION, as the administrative agent for the Banks, CREDIT LYONNAIS NEW YORK BRANCH, as the senior co-agent, and ABN AMRO BANK, N.V., BANK OF MONTREAL, FIRST INTERSTATE BANK OF TEXAS, N.A., and ARAB BANKING CORPORATION (B.S.C.), as the co-agents.

     WHEREAS, the Banks have agreed to make available to the Borrowers a term loan, available in multiple advances, and revolving credit facility, upon the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

     1.01 Certain Defined Terms. The following terms have the following meanings:

          "Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock of a corporation (or similar entity), which stock has ordinary voting power for the election of the members of the acquiree's board of directors or persons exercising similar functions, or the acquisition of in excess of 50% of the equity of any Person not a corporation which acquisition gives the acquirer the power to direct or cause the direction of the management and policies of the acquiree or causes such Person to become a Subsidiary of the acquirer, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary of the acquirer).

          "Administrative Agent" means TCB, in its capacity as administrative agent for the Banks hereunder, and any successor administrative agent arising under Section 9.09.

          "Administrative Agent's Letter" has the meaning specified in subsection 2.09(a).

          "Administrative Agent's Payment Office" means the address for payments set forth in Schedule 10.02 in relation to the Administrative Agent, or such other address as the Administrative Agent may from time to time specify.

          "Adjustment Date" has the meaning specified in subsection 2.02(b).

          "Affected Bank" has the meaning specified in Section 3.08.

          "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise.

          "Agents" means BofA and TCB, in their respective capacities as Documentation Agent and Administrative Agent for the Banks hereunder, and any successor agent arising under Section 9.09.

          "Agent-Related Persons" means BofA, TCB and any successor agents arising under Section 9.09, together with their respective Affiliates (including, in the case of BofA and TCB, the Arrangers), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

          "Agreement" means this Credit Agreement.

          "Applicable Margin" means, as applicable, the specified percent per annum denominated "Eurodollar Margin" or "Base Rate Margin" as set forth on
Schedule 2.02, determined from time to time with reference to the relevant Capitalization Ratio.

          "Arrangers" means BA Securities, Inc., a Delaware corporation, and Chemical Securities Inc., a Delaware corporation.

          "Assignee" has the meaning specified in subsection 10.08(a).

          "Attorney Costs" means and includes all reasonable fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

          "Bank" has the meaning specified in the introductory clause hereto. References to the "Banks" shall include BofA, including in its capacity as Documentation Agent, and TCB, including in its capacity as Administrative Agent; for purposes of clarification only, to the extent that BofA and/or TCB may have any rights or obligations in addition to those of the Banks due to its status as Administrative Agent or Documentation Agent, as applicable, its status as such will be specifically referenced.

          "Bankruptcy Code" means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. (S)101, et seq.).

          "Base Rate" means a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the highest of: (i) the rate of interest announced publicly by TCB, from time to time, as TCB's prime rate, which may or may not be the lowest or best rate charged by TCB to its most preferred customers; or (ii) one-half of one percent (.50%) per annum above the Federal Funds Rate in effect from time to time.

          "Base Rate Loan" means a Loan that bears interest based on the Base Rate.

          "BofA" means Bank of America Illinois.

          "Borrowers" means the Revolving Loan Borrowers and the Term Loan Borrower.

          "Borrowing" means a borrowing hereunder consisting of Revolving Loans or Term Loans of the same Interest Rate Type made to the Company on the same day by the Banks under Article II, and, other than in the case of Base Rate Loans, having the same Interest Period.

          "Borrowing Date" means any date on which a Borrowing occurs under
Section 2.03.

          "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Houston, Texas are authorized or required by law to close and, if the applicable Business Day relates to any Eurodollar Rate Loan, means such a day on which dealings are carried on in the applicable eurodollar market.

          "Capital Adequacy Regulation" means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

          "Capital Leases" means capital leases determined in accordance with GAAP.

          "Capitalization Ratio" means, at any time, the ratio (expressed as a percentage) of Funded Indebtedness to Total Capitalization.

          "Change of Control" means (a) any "person" or "group" within the meaning of Section 13(d) and 14(d)(2) of the Exchange Act (a "Group") purchases or otherwise acquires, directly or indirectly, "beneficial ownership" (as such term is defined in Rule 13d-3 under the Exchange Act) ("Beneficial Ownership") of securities of the Company which, together with any securities owned beneficially by any "affiliates" or "associates" of such Group (as such terms are defined in Rule 12b-2 under the Exchange Act), shall represent more than thirty percent (30%) of the combined voting power of the Company's securities which are entitled to vote generally in the election of directors and which are outstanding on the date immediately prior to the date of such purchase or acquisition; (b) a sale of all or substantially all of the assets of the Company and its Subsidiaries to any Person or Group; (c) the liquidation or dissolution of the Company; or (d) the first day on which a majority of the Board of Directors of the Company are not Continuing Directors (as herein defined). As herein defined, "Continuing Directors" means any member of the Board of

Directors of the Company who (x) is a member of such Board of Directors immediately following the effectiveness of the Merger or (y) was nominated for election or elected to such Board of Directors with the affirmative vote of two-thirds of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

          "Closing Date" means the date on which all conditions precedent set forth in Sections 4.01 and 4.02 are satisfied or waived by all Banks.

          "Co-Agents" means ABN AMRO Bank, N.V., Bank of Montreal, First Interstate Bank of Texas, N.A., and Arab Banking Corporation (B.S.C.) in their capacity as co-agents hereunder.

          "Code" means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

          "Commitment" has, as to each Bank, the meaning specified in Section 2.01.

          "Commitment Fee" has the meaning set forth in subsection 2.09(b).

          "Company" has the meaning specified in the introductory clause hereto.

          "Compliance Certificate" means a certificate substantially in the form of Exhibit A.

          "Consolidated Subsidiaries" means, at any date, all Subsidiaries the accounts of which, in accordance with GAAP, would be consolidated with those of the Company in its consolidated financial statements if such statements were prepared as of such date.

          "Contingent Obligation" means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a "Guaranty Obligation"); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments;
(c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered, or (d) in respect of any Swap Contract. The amount of any Contingent Obligation shall, in the case of Guaranty Obligations, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and in the case of other Contingent Obligations, shall be equal to the maximum reasonably anticipated liability in respect thereof.

          "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

          "Conversion/Continuation Date" means any date on which, under Section 2.04, the Company (a) converts Loans of one Type to another Type, or (b) continues as Loans of the same Type, but with a new Interest Period, Loans having Interest Periods expiring on such date.

          "Credit Extension" means and includes (a) the making of any Revolving Loans hereunder, and (b) the making of any Term Loans hereunder.

          "Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

          "Documentation Agent" means BofA, in its capacity as documentation agent for the Banks hereunder.

          "Dollars", "dollars" and "$" each mean lawful money of the United States.

          "EBIT" means, for the relevant period, the sum of: (a) the consolidated Net Income of the Company and its Consolidated Subsidiaries for such period, (b) non-recurring costs incurred during such period by the Company and its Consolidated Subsidiaries in connection with any Acquisition (including, but without limitation, the Merger) consummated during such period, (c) consolidated Interest Expense of the Company and its Consolidated Subsidiaries for such period and (d) all taxes measured by income to the extent included in the determination of such consolidated Net Income.

          "Effective Amount" means, with respect to any Revolving Loans and Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Revolving Loans and Term Loans occurring on such date.

          "EI" means Energy Industries, Inc., a Subsidiary of Zapata
Corporation.

          "EI Acquisition" means the acquisition by the Company or a wholly-owned Subsidiary of the Company of the assets of EI, Zapata Corporation and Zapata Energies Industries, L.P. related to the natural gas compression business, free and clear of any and all liens, claims and encumbrances (except for Permitted Liens), on terms consistent with the disclosures made to the Banks prior to the execution of this Agreement.

          "Eligible Assignee" means (i) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $200,000,000; (ii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having a combined capital and surplus of at least $200,000,000, provided that such bank is acting through a branch or agency located in the United States; and (iii) a Person that is primarily engaged in the business of commercial banking and that is (A) a Subsidiary of a Bank, (B) a Subsidiary of a Person of which a Bank is a Subsidiary, or (C) a Person of which a Bank is a Subsidiary.

          "Enterra" means Enterra Corporation, a Delaware corporation.

          "Environmental Claims" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for damage to the environment.

          "Environmental Laws" means all federal, state or local laws, statutes, rules, regulations, ordinances and codes, together with all final administrative orders, licenses, authorizations and permits of, and written agreements with, any Governmental Authorities, in each case relating to the protection of the environment or the disposal of hazardous substances.

          "ERISA" means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.

          "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Company within the meaning of
Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

          "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate under ERISA
Section 4041(c), the treatment of a Plan amendment as a termination under
Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; or (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan.

          "Eurodollar Rate" means, for the Interest Period for each Eurodollar Rate Loan comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum at which deposits in U.S. dollars are offered to the principal office of the Administrative Agent by first class banks in the interbank eurodollar market selected by the

Administrative Agent, as shown on the Dow Jones Telerate Screen (Pages 314, 872 and 4833) or, if the Dow Jones Telerate Screen is not available, as shown on the Bloomberg Screen British Banker's LIBOR fixing, at or around 9:00 a.m. Houston, Texas time two (2) Business Days before the first day of such Interest Period, in an amount substantially equal to the amount of the Eurodollar Rate Loan of the Administrative Agent comprising part of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period.

          "Eurodollar Rate Loan" means a Loan that bears interest based on the Eurodollar Rate.

          "Event of Default" means any of the events or circumstances specified in Section 8.01.

          "Exchange Act" means the Securities Exchange Act of 1934, and regulations promulgated thereunder.

          "Existing Enterra Credit Agreement" means that certain Second Amended and Restated Credit Agreement dated as of July 17, 1995, among Enterra, Enterra Canada Limited, Cherco-Barber Ltd, the financial institutions signatory thereto, Wells Fargo Bank, N.A., as Agent, and First Interstate Bank of Texas, N.A., as Co-Agent.

          "Existing Weatherford Credit Agreement" means that certain Amended and Restated Revolving and Term Credit Agreement, dated as of April 15, 1994, by and among Weatherford, the Borrowers listed on the signature pages thereof, Credit Lyonnais New York Branch, TCB, Arab Banking Corporation (B.S.C.) and the other financial institutions listed on the signature pages thereof.

          "FDIC" means the Federal Deposit Insurance Corporation, and any Governmental Authority succeeding to any of its principal functions.

          "Federal Funds Rate" means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (Houston, Texas time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Administrative Agent.

          "Fee Letter" has the meaning specified in subsection 2.09(a).

          "Foreign Subsidiary" means, as of any date of determination, a Subsidiary which is incorporated or organized under the laws of any jurisdiction other than the District of Columbia or the United States of America or any state thereof.

          "FRB" means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

          "Funded Indebtedness" means, for the Company and its Consolidated Subsidiaries, at any time, without duplication, the sum of: (a) liability for borrowed money or for the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms), (b) obligations under leases which in accordance with GAAP should be recorded as Capital Leases, and (c) all Redeemable Preferred Stock, valued at the applicable redemption price.

          "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

          "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

          "Guarantors" means the Company, WUSI and WLI, each in its capacity as a guarantor, Enterra Compression Company, Enterra Petroleum Equipment Group, Inc., CRC-Evans Pipeline International, Inc., Total Engineering Services Team, Inc., and each other Subsidiary that signs a Guaranty.

          "Guaranty" means a guaranty agreement substantially in the form of Exhibit B-1 or B-2 attached hereto, in favor of the Administrative Agent and the Banks, as the same may be amended, supplemented or otherwise modified from time to time.

          "Guaranty Obligation" has the meaning specified in the definition of "Contingent Obligation."

          "Indebtedness" of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations with respect to Capital Leases; (g) all net obligations with respect to Swap Contracts; (h) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (i) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above.

          "Indemnified Liabilities" has the meaning specified in Section 10.05.

          "Indemnified Person" has the meaning specified in Section 10.05.

          "Independent Auditor" has the meaning specified in subsection 6.01(a).

          "Insolvency Proceeding" means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of a debtor's creditors generally or any substantial portion of such creditors undertaken under U.S. federal, state or foreign law, including the Bankruptcy Code.

          "Interest Coverage Ratio" means, at any time, the ratio of EBIT to Interest Expense.

          "Interest Expense" means, for the relevant period, the consolidated interest expense of the Company and its Consolidated Subsidiaries for such period as determined in accordance with GAAP.

          "Interest Payment Date" means, as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and, as to any Base Rate Loan, the last Business Day of each calendar quarter and each date such Loan is converted into another Interest Rate Type, and, as to any Term Loan, the date on which any principal payment is due in respect thereof; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the date that falls three months (as the case may be) after the beginning of such Interest Period and after each Interest Payment Date thereafter is also an Interest Payment Date.

          "Interest Period" means, as to any Eurodollar Rate Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which the Loan is converted into or continued as a Eurodollar Rate Loan, and ending on the date one, two, three or six months thereafter as selected by the Company in its Notice of Borrowing or Notice of Conversion/Continuation;

provided that:

               (i) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such

     Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

               (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

               (iii) no Interest Period for any Term Loan shall extend beyond the Term Loan Maturity Date and no Interest Period for any Revolving Loan shall extend beyond September 30, 2000; and

               (iv) no Interest Period applicable to a Term Loan or portion thereof shall extend beyond any date upon which is due any scheduled principal payment in respect of the Term Loans unless the aggregate principal amount of Term Loans represented by Base Rate Loans, or by Eurodollar Rate Loans having Interest Periods that will expire on or before such date, equals or exceeds the amount of such principal payment.

          "Interest Rate Type" means, with reference to the Loans, a Base Rate Loan or a Eurodollar Rate Loan.

          "Invitation Letters" has the meaning specified in subsection 2.09(a).

          "IRS" means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

          "Joint Venture" means a single-purpose corporation, partnership, joint venture or other similar legal arrangement (whether created by contract or conducted through a separate legal entity) now or hereafter formed by the Company or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person.

          "Lending Office" means, as to any Bank, the office or offices of such Bank specified as its "Lending Office" or "Domestic Lending Office" or "Eurodollar Lending Office", as the case may be, on Schedule 10.02, or such other office or offices as such Bank may from time to time notify the Company and the Administrative Agent.

          "Lien" means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the Company or any Subsidiary of the Company as debtor, under the Uniform Commercial Code or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease.

          "Loan" means an extension of credit by a Bank to a Borrower or Borrowers under Article II in the form of a Revolving Loan or a Term Loan, as applicable.

          "Loan Documents" means this Agreement, the Notes, the Guaranties, the Fee Letter, the Administrative Agent's Letter, the Invitation Letters and all other documents delivered to the Administrative Agent or any Bank in connection herewith.

          "Loan Type" means, with reference to the Loans, a Revolving Loan or a Term Loan, as the case may be.

          "Majority Banks" means at any time Banks then holding at least 66-2/3% of the then aggregate unpaid principal amount of the Loans, or, if no such principal amount is then outstanding, Banks then having at least 66-2/3% of the Commitments.

          "Margin Stock" means "margin stock" as such term is defined in Regulation G, T, U or X of the FRB.

          "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole;
(b) a material impairment of the ability of the Company or any Subsidiary to perform under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company or any Subsidiary of any Loan Document to which it is a party.

          "Merger" means the merger of Enterra with and into Weatherford, pursuant to the terms, conditions and provisions set forth in the Merger Agreement.

          "Merger Agreement" means the Agreement and Plan of Merger, dated as of the 23rd day of June, 1995, between Weatherford and Enterra, as amended by (i) Amendment No. 1 dated as of August 28, 1995 and (ii) Amendment No. 2 thereto.

          "Multiemployer Plan" means a "multiemployer plan", within the meaning of Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

          "Net Income" means, for any period, the consolidated net income (or net loss) of the Company and its Consolidated Subsidiaries for such period determined in accordance with GAAP.

          "Net Proceeds" means, with respect to any issuance of capital stock or other equity interest by the Company or any of its Consolidated Subsidiaries after the Closing Date, 100% of the cash proceeds of such offering, as and when received, net of the underwriters' discount and direct costs relating to the offering.

          "Net Worth" means, at any date, an amount equal to the consolidated stockholders' equity of the Company and its Consolidated Subsidiaries, computed in accordance with GAAP determined as of such date, excluding any Redeemable Preferred Stock.

          "Note" means a Revolving Credit Note or a Term Note, and "Notes" means the Revolving Credit Notes and the Term Notes.

          "Notice of Borrowing" means a notice in substantially the form of Exhibit C.

          "Notice of Conversion/Continuation" means a notice in substantially the form of Exhibit D.

          "Obligations" means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by the Borrowers to any Bank, any Agent, or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising.

          "Oil Field Merger" means the merger of Weatherford U.S., Inc., a Delaware corporation and wholly-owned Subsidiary of Weatherford, with and into Enterra Oil Field Rental Company, a Delaware corporation and wholly-owned Subsidiary of Enterra, followed immediately by the surviving corporation effecting a change of its name to Weatherford Enterra U.S., Inc.

          "Organization Documents" means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation.

          "Other Taxes" means any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

          "Participant" has the meaning specified in subsection 10.08(d).

          "PBGC" means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

          "Pension Plan" means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Company or any Subsidiary sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

          "Permitted Liens" has the meaning specified in Section 7.01.

          "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

          "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Company or any Subsidiary sponsors or maintains or to which the Company makes, is making, or is obligated to make contributions and includes any Pension Plan.

          "Pro Forma Balance Sheet" has the meaning set forth in subsection 6.02(b).

          "Pro Rata Share" means, as to any Bank at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Bank's Commitment divided by the combined Commitments of all Banks.

          "Redeemable Preferred Stock" means preferred stock that has, or is convertible into any security that has, mandatory redemption or repurchase requirements (other than those exercisable solely at the option of the issuer of said stock) on or prior to the later of (x) the Term Loan Maturity Date or (y) the Revolving Credit Termination Date.

          "Replacement Bank" has the meaning specified in Section 3.08.

          "Reportable Event" means any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

          "Requirement of Law" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

          "Responsible Officer" means the chief executive officer of the Company, the president of the Company, the chief financial officer or the treasurer of the Company, the Director of Financial Accounting and Reporting of the Company, any Senior Vice President of the Company, or any other officer having substantially the same authority and responsibility.

          "Revolving Credit Commitment" means Two Hundred Million Dollars ($200,000,000), as the same may be reduced from time to time pursuant to Section 2.05.

          "Revolving Credit Note" means a promissory note in substantially the form of Exhibit E attached hereto, duly executed and delivered to the Administrative Agent by a Revolving Loan Borrower and payable to the order of a Bank in the amount of such Bank's Pro Rata Share of the Revolving Credit Commitment, including any amendment, modification, renewal or replacement of such promissory note.

          "Revolving Credit Termination Date" means the earlier to occur of:

               (a)  September 30, 2000; and

               (b) the date on which the Revolving Credit Commitments terminate in accordance with the provisions of this Agreement.

          "Revolving Loan" has the meaning specified in Section 2.01, and may be a Base Rate Loan or a Eurodollar Rate Loan.

          "Revolving Loan Borrowers" means each of the Company, WUSI and WLI.

          "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

          "Senior Co-Agent" means Credit Lyonnais New York Branch, in its capacity as senior co-agent hereunder.

          "Solvent" means, as to any Person at any time, that (a) the fair value of the property of such Person is greater than the amount of such Person's liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and such liabilities are evaluated for purposes of
Section 101(31) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.

          "Subsidiary" of a Person means any corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of the Company.

          "Subsidiary Borrowers" means WUSI and WLI.

          "Surety Instruments" means all letters of credit (including standby and commercial), banker's acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

          "Swap Contract" means any agreement (including any master agreement and any agreement, whether or not in writing, relating to any single transaction) that is an interest rate swap agreement, basis swap, forward rate agreement, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, forward foreign exchange agreement, rate cap, collar or floor agreement, currency swap agreement, cross-currency rate swap agreement, swaption, currency option or any other, similar agreement (including any option to enter into any of the foregoing).

          "Taxes" means any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each

Bank and the Administrative Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by each Bank's net income by the jurisdiction (or any political subdivision thereof) under the laws of which such Bank or the Administrative Agent, as the case may be, is organized or maintains a lending office.

          "TCB" means Texas Commerce Bank National Association, a national banking association.

          "Term Loan" has the meaning specified in Section 2.01, and may be a Base Rate Loan or a Eurodollar Rate Loan.

          "Term Loan Borrower" means the Company.

          "Term Loan Commitment" means Two Hundred Million Dollars ($200,000,000), as the same may be reduced pursuant to Section 2.05.

          "Term Loan Commitment Termination Date" means the earlier to occur of
(a) December 31, 1995 and (b) the funding of the EI Acquisition.

          "Term Loan Maturity Date" means September 30, 2001.

          "Term Note" means a promissory note in substantially the form of Exhibit F attached hereto, duly executed and delivered to the Administrative Agent by the Term Loan Borrower and payable to the order of a Bank in the amount of such Bank's Pro Rata Share of the Term Loan Commitment, including any amendment, modification, renewal or replacement of such promissory note.

          "Total Capitalization" means, at any time, the sum of (a) Funded Indebtedness and (b) Net Worth.

          "Type" means, with respect to any Loan, Interest Rate Type or Loan
Type.

          "Unfunded Pension Liability" means the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

          "United States" and "U.S." each means the United States of America.

          "Weatherford" means Weatherford International Incorporated, a Delaware corporation.

          "Wholly-Owned Subsidiary" means any corporation in which (other than directors' qualifying shares required by law) 100% of the capital stock of each class having ordinary voting power, and 100% of the capital stock of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Company, or by one or more of the other Wholly-Owned Subsidiaries, or both.

     1.02 Other Interpretive Provisions.

          (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

          (b) The words "hereof", "herein", "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

          (c) (i) The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

               (ii) The term "including" is not limiting and means "including without limitation."

               (iii) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

          (d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

          (e) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

          (f) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

          (g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agents, the Company and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Banks or the Agents merely because of the Agents' or Banks' involvement in their preparation.

     1.03 Accounting Principles.

          (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.

          (b) References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Company.


                                   ARTICLE II

                                  THE CREDITS

     2.01 Amounts and Terms of Commitments.

          (a) The Term Loan Facility. Each Bank severally agrees, on the terms and conditions set forth herein, to make loans to the Term Loan Borrower (each such loan, a "Term Loan") from time to time on any Business Day during the period from the Closing Date to the Term Loan Commitment Termination Date, in an aggregate amount not to exceed such Bank's Pro Rata Share of the Term Loan Commitment. Amounts borrowed as Term Loans which are repaid or prepaid by the Term Loan Borrower may not be reborrowed.

          (b) The Revolving Credit Facility. Each Bank severally agrees further, on the terms and conditions set forth herein, to make loans to one or more of the Revolving Loan Borrowers (each such loan, a "Revolving Loan") from time to time on any Business Day during the period from the Closing Date to the Revolving Credit Termination Date, in an aggregate amount not to exceed at any time outstanding such Bank's Pro Rata Share of the Revolving Credit Commitment (such amount, together with the Bank's Pro Rata Share of the Term Loan Commitment, as the same may be reduced under Section 2.05 or Section 2.07 or modified as a result of one or more assignments under Section 10.08, the Bank's "Commitment"). Within the limits of each Bank's Commitment, and subject to the other terms and conditions hereof, the Revolving Loan Borrowers may borrow under this subsection 2.01(b), prepay under Section 2.06 and Section 2.07 and reborrow under this subsection 2.01(b).

          (c) The initial Pro Rata Share and initial Commitment of each of the Banks signatories hereto are set forth on Schedule 2.01 attached hereto.

     2.02 Certain Pricing Terms.

          (a) Pricing Based on Capitalization Ratio. The Applicable Margins and the Commitment Fee shall be equal to the specified percent per annum set forth in Schedule 2.02, in each case based upon the Capitalization Ratio as measured at the end of the preceding fiscal quarter of the Company.

          (b) Procedure for Adjustments. During the period from the Closing Date through and including the first date on which financial statements and the related Compliance Certificate are delivered pursuant to Sections 6.01(a) and
6.02 hereof, for purposes of the pricing chart set forth in Schedule 2.02, the Capitalization Ratio shall be assumed to be an amount classified as "Level III" therein. Thereafter, the Applicable Margins(s) and the Commitment Fee shall be calculated in reliance on the most recent financial statements and Compliance Certificate delivered pursuant to Sections 6.01 and 6.02 hereof. Each adjustment of the Applicable Margin and the Commitment Fee shall be made by the Administrative Agent as of the first day following the date of delivery of the financial statements and Compliance Certificate pursuant to Sections 6.01 and
6.02 (the "Adjustment Date"). Such adjusted Applicable Margin and Commitment Fee shall be effective as of the Adjustment Date, except that with respect to all Eurodollar Loans outstanding on the Adjustment Date, the adjusted Applicable Margin shall apply as of the first day of the Interest Period next following the Adjustment Date. Notwithstanding the foregoing, in the event the Company shall fail for any reason to deliver any of the requisite financial statements or related Compliance Certificate by the applicable date specified in Sections 6.01 and 6.02, the Applicable Margin and Commitment Fee shall be determined, from the first day after the date such financial statements and Compliance Certificate were required to have been delivered pursuant to Sections 6.01 and 6.02 (without regard to any grace or cure period applicable thereto pursuant to Article 8 hereof) until the same are delivered in accordance therewith, on the assumption that the Capitalization Ratio is an amount classified in Schedule 2.02 as "Level IV."

     2.03 Procedure for Borrowing.

          (a) Each Borrowing of Revolving Loans or Term Loans shall be made upon the applicable Borrower's irrevocable written notice delivered to the Administrative Agent in the form of a Notice of Borrowing (which notice must be received by the Administrative Agent prior to 9:00 a.m. (Houston, Texas time)
(i) three (3) Business Days prior to the requested Borrowing Date, in the case of Eurodollar Rate Loans, and (ii) one (1) Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans), specifying:

          (A) the amount of the Borrowing, which shall be in an aggregate minimum amount of $5,000,000 or any multiple of $1,000,000 in excess thereof;

          (B) the applicable Borrower or Borrowers;

          (C) the requested Borrowing Date, which shall be a Business Day;

          (D) the Interest Rate Type of Loans comprising the Borrowing, and whether such Loans are to be Term Loans or Revolving Loans; and

          (E) in the case of Eurodollar Rate Loans, the duration of the Interest Period applicable to such Loans included in such notice. If the Notice of Borrowing fails to specify the duration of the Interest Period for any

     Borrowing comprised of Eurodollar Rate Loans, such Interest Period shall be three months.

          (b) The Administrative Agent will promptly notify each Bank of its receipt of any Notice of Borrowing and of the amount of such Bank's Pro Rata Share of that Borrowing.

          (c) Each Bank will make the amount of its Pro Rata Share of each Borrowing available to the Administrative Agent for the account of the applicable Borrower(s) at the Administrative Agent's Payment Office by 11:00 a.m. (Houston, Texas time) on the Borrowing Date requested by the applicable Borrower(s) in funds immediately available to the Administrative Agent. The proceeds of all such Loans will then be made available to the applicable Borrower(s) by the Administrative Agent at such office by crediting the account of the applicable Borrower(s) on the books of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Banks and in like funds as received by the Administrative Agent.

          (d) After giving effect to any Borrowing, there may not be more than eight (8) different Interest Periods in effect.

     2.04 Conversion and Continuation Elections.

          (a) The Borrowers may, upon irrevocable written notice to the Administrative Agent in accordance with subsection 2.04(b): (i) elect, as of any Business Day, in the case of Base Rate Loans, or as of the last day of the applicable Interest Period, in the case of Eurodollar Rate Loans, to convert any such Loans (or any part thereof in an amount not less than $5,000,000, or that is in an integral multiple of $1,000,000 in excess thereof) into Loans of any other Interest Rate Type; or (ii) elect as of the last day of the applicable Interest Period, to continue as Eurodollar Rate Loans any Revolving Loans or Term Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than $5,000,000, or that is in an integral multiple of $1,000,000 in excess thereof); provided, that if at any time the aggregate amount of Eurodollar Rate Loans in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof to be less than $1,000,000, such Eurodollar Rate Loans shall automatically convert into Base Rate Loans, and on and after such date the right of the applicable Borrowers to continue such Loans as, and convert such Loans into, Eurodollar Rate Loans shall terminate.

          (b) The applicable Borrowers shall deliver a Notice of Conversion/ Continuation to be received by the Administrative Agent not later than 9:00 a.m. (Houston, Texas time) at least (i) three (3) Business Days in advance of the Conversion/Continuation Date, if the Loans are to be converted into or continued as Eurodollar Rate Loans; and (ii) one (1) Business Day in advance of the Conversion/Continuation Date, if the Loans are to be converted into Base Rate Loans, specifying: (A) the proposed Conversion/Continuation Date; (B) the identity of the applicable Borrower or Borrowers, the Interest Rate Type of Loans to be converted or continued and whether such Loans are Revolving Loans or Term Loans; (C) the aggregate amount of Loans to be converted or continued; (D) the Interest Rate Type of Loans resulting from the proposed conversion or continuation; and (E) other than in the case of conversions into Base Rate Loans, the duration of the requested Interest

Period(s). If the Notice of Conversion/Continuation fails to specify the duration of the Interest Period for any Borrowing comprised of Eurodollar Rate Loans, such Interest Period shall be three (3) months.

          (c) If upon the expiration of any Interest Period applicable to Eurodollar Rate Loans, the Company has failed to select timely a new Interest Period to be applicable to such Eurodollar Rate Loans, or if any Default or Event of Default then exists, the applicable Borrowers shall be deemed to have elected to convert such Eurodollar Rate Loans into Base Rate Loans effective as of the expiration date of such Interest Period.

          (d) The Administrative Agent will promptly notify each Bank of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by the applicable Borrowers, the Administrative Agent will promptly notify each Bank of the details of any automatic conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Bank.

          (e) Unless the Majority Banks otherwise agree, during the existence of a Default or Event of Default, the applicable Borrowers may not elect to have a Loan converted into or continued as a Eurodollar Rate Loan.

          (f) After giving effect to any conversion or continuation of Loans, there may not be more than eight (8) different Interest Periods in effect.

     2.05 Voluntary Termination or Reduction of Commitments. The Company may, upon not less than five (5) Business Days' prior notice to the Administrative Agent, terminate the Commitments, or permanently reduce the Commitments by an aggregate minimum amount of $5,000,000 or any multiple of $1,000,000 in excess thereof; unless, after giving effect thereto and to any prepayments of Loans made on the effective date thereof, the Effective Amount of all Revolving Loans and Term Loans together would exceed the amount of the combined Commitments then in effect. Once reduced in accordance with this Section, the Commitments may not be increased. Any reduction of the Commitments shall be applied to each Bank according to its Pro Rata Share. All accrued Commitment Fees to, but not including, the effective date of any reduction or termination of Commitments, shall be paid on the effective date of such reduction or termination. In the event of any optional prepayment of Term Loans pursuant to Section 2.06 of this Agreement, or any mandatory prepayment of Term Loans pursuant to Section 2.07 of this Agreement, the Term Loan Commitment (and, correspondingly, the total Commitments) automatically shall reduce by the amount of such prepayment.

     2.06 Optional Prepayments. Subject to Section 3.04, the Borrowers may, at any time or from time to time, upon not less than three (3) Business Days' irrevocable notice to the Administrative Agent, prepay Base Rate Loans and/or Eurodollar Rate Loans in whole or in part, in each such case in minimum amounts of $5,000,000 or any multiple of $1,000,000 in excess thereof. Such notice of prepayment shall specify the date and amount of each such prepayment, the Interest Rate Type(s) of the Loans to be prepaid, the identity of the applicable Borrower or Borrowers and whether such Loans are Revolving Loans or Term Loans. The Administrative Agent will promptly notify each Bank of its receipt of any such notice, and of such Bank's Pro Rata Share of such prepayment. If such notice is given by the applicable Borrower(s), the applicable Borrower(s) shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and any amounts required pursuant to
Section 3.04. Optional prepayments of the Term Loans shall be applied to the then remaining installments payable in respect of the Term Loans on a pro rata basis (based upon the scheduled principal amount of each such installment after giving effect to all prior reductions thereto).

     2.07 Mandatory Prepayments; Mandatory Commitment Reductions.

          (a) If the Company or any of its Consolidated Subsidiaries issues capital stock or other equity interests for cash proceeds after the Closing Date (other than capital stock issued pursuant to the Company's employee or director stock based plans), 100% of the Net Proceeds of such issuance shall be applied in prepayment of the outstanding Loans, such amount to be applied 50% to the outstanding Term Loans and 50% to the outstanding Revolving Loans. Such prepayment shall be made on or before that date which is ten (10) days after the date of such issuance.

          (b) In addition to the foregoing, if the Company for any reason does not consummate the EI Acquisition on or before the Term Loan Commitment Termination Date, (i) the Revolving Credit Commitment of the Banks hereunder automatically shall reduce by the amount of $65,000,000 (such that, for example, absent any other reduction therein, the amount thereof would reduce automatically to $135,000,000), (ii) the Term Loan Commitment of the Banks hereunder automatically shall reduce by the amount of $65,000,000, (iii) the Revolving Loan Borrowers shall prepay the Revolving Loans by an amount sufficient to reduce the aggregate principal amount of indebtedness and liabilities of the Revolving Loan Borrowers under the Revolving Notes to an amount that is less than or equal to the then Revolving Credit Commitment (after giving effect to the reduction thereof pursuant to this subsection 2.07(b)), and
(iv) the Term Loan Borrower shall prepay the Term Loans by an amount sufficient to reduce the aggregate principal amount of indebtedness and liabilities of the Term Loan Borrower under the Term Notes to an amount that is less than or equal to the then Term Loan Commitment (after giving effect to the reduction thereof pursuant to this subsection 2.07(b)).

          (c) Any prepayment of the Term Loans pursuant to this Section 2.07 shall be applied pro rata to the then remaining installments payable in respect of the Term Loans, and shall be applied, unless otherwise directed by the Term Loan Borrower to the Administrative Agent in writing, first to any Base Rate Loans then outstanding and then, to the extent available, to the Eurodollar Loans then outstanding with the shortest Interest Periods remaining, and, in the event of any such prepayment of the Term Loans, the Term Loan Commitment (and, correspondingly, the total Commitments) automatically shall reduce by the amount of such prepayment.

          (d)  Any prepayment of the Revolving Loans pursuant to this Section
2.07 shall be applied first to any Base Rate Loans then outstanding and then, to the extent available, to any Eurodollar Rate Loans then outstanding with the shortest Interest Periods remaining; provided, however, that, except as provided in subsection (b) of this Section 2.07, such prepayment shall not have the effect of reducing the Revolving Credit Commitment of the Banks hereunder.

          (e)  The Borrowers shall pay, together with each prepayment under this
Section 2.07, accrued interest on the amount prepaid and any amounts required pursuant to Section 3.04.

     2.08 Repayment.

          (a) The Term Credit. The Term Loan Borrower shall repay the Term Loans in twenty-three (23) installments, all of such installments, except for the last, being in the amount, rounded to the nearest one-hundredth of a dollar, equal to one twenty-third (1/23) of the aggregate principal balance of the Term Loans outstanding on January 1, 1996, and the last and final installment being in the amount of the then remaining unpaid principal balance thereof, the first such installment of principal being due and payable on March 31, 1996, and a subsequent installment of principal being due and payable on the last day of each succeeding calendar quarter thereafter until the Term Loan Maturity Date, when the then remaining unpaid balance of principal of the Term Loans, and all accrued unpaid interest in respect thereof, shall be due and payable in full.

          (b) The Revolving Credit. The Revolving Loan Borrowers shall repay to the Banks on the Revolving Credit Termination Date the aggregate principal amount of Revolving Loans outstanding on such date.

          (c)      Interest.

               (i) Each Revolving Loan and each Term Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the Eurodollar Rate or the Base Rate, as the case may be (and subject to the Borrowers' right to convert to other Interest Rate Types of Loans under Section 2.04), plus the Applicable Margin.

               (ii) Interest on each Revolving Loan and Term Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of Loans under Section 2.06 or 2.07 for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand of the Administrative Agent at the request or with the consent of the Majority Banks.

               (iii) Notwithstanding subsection (i) of this subsection 2.08(c), while any Event of Default exists or after acceleration, the Borrowers shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Obligations, at a rate per annum equal to the Base Rate plus two percent (2%).

          (d) Anything herein to the contrary notwithstanding, the obligations of the Borrowers to any Bank hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for, collecting, charging, taking, reserving or receiving such payment by such Bank would be contrary to the provisions of any law applicable to such Bank limiting the highest rate of interest that may be lawfully contracted for, collected, charged, taken, reserved or received by such Bank, and in such event the Borrowers shall pay such Bank interest as provided in Section 10.16.

     2.09 Fees.

          (a) Arrangement, Agency and Participation Fees. The Company shall (i) pay an arrangement fee to the Arrangers for the Arrangers' own accounts, as required by the fee letter (the "Fee Letter") among the Agents, the Arrangers and Weatherford, dated August 28, 1995, (ii) pay an agency fee to the Administrative Agent for the Administrative Agent's own account, as required by the letter agreement (the "Administrative Agent's Letter") between Weatherford and the Administrative Agent dated August 28, 1995, and (iii) pay participation fees to the Administrative Agent, for the account of each of the Banks, as provided in the invitation letters (the "Invitation Letters") from Weatherford to the respective Banks.

          (b) Commitment Fees. The Company also shall pay to the Administrative Agent for the account of each Bank a fee (the "Commitment Fee") on the average daily unused portion of such Bank's Commitment, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon the daily utilization for that quarter as calculated by the Administrative Agent, equal to the applicable percent per annum denominated "Commitment Fee," determined from time to time with reference to the relevant Capitalization Ratio, as set forth on Schedule 2.02 attached hereto. For purposes of calculating utilization under this subsection, the Commitments shall be deemed used to the extent of the Effective Amount of Revolving Loans and Term Loans then outstanding. Such commitment fee shall accrue from the Closing Date to the Revolving Credit Termination Date and shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter commencing on December 31, 1995, with the final payment to be made on the Revolving Credit Termination Date; provided that, in connection with any reduction or termination of Commitments under
Section 2.05 or Section 2.07, the accrued Commitment Fee calculated for the period ending on such date shall also be paid on the date of such reduction or termination, with the following quarterly payment being calculated on the basis of the period from such reduction or termination date to such quarterly payment date. The Commitment Fee provided in this subsection shall accrue at all times from and after the date of this Agreement.

     2.10 Computation of Fees and Interest.

          (a) All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

          (b) Each determination of an interest rate by the Administrative Agent shall be conclusive and binding on the Company, the Borrowers and the Banks in the absence of manifest error. The Administrative Agent will, at the request of the Company, the Borrowers or any Bank, deliver to the Company, the Borrowers or the Bank, as the case may be, a statement showing the quotations used by the Administrative Agent in determining any interest rate and the resulting interest rate.

     2.11 Payments by the Company and/or the Borrowers.

          (a) All payments to be made by the Company and/or the Borrowers shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Company and/or the Borrowers shall be made to the Administrative Agent for the account of the Banks at the Administrative Agent's Payment Office, and shall be made in dollars and in immediately available funds, no later than 10:00 a.m. (Houston, Texas time) on the date specified herein. The Administrative Agent will promptly distribute to each Bank its Pro Rata Share (or other applicable share as expressly provided herein) of such payment in like funds as received. Any payment received by the Administrative Agent later than 10:00 a.m. (Houston, Texas time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

          (b) Subject to the provisions set forth in the definition of "Interest Period" herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

          (c) Unless the Administrative Agent receives notice from the Company and/or the Borrowers prior to the date on which any payment is due to the Banks that the Company and/or the Borrowers will not make such payment in full as and when required, the Administrative Agent may assume that the Company and/or the Borrowers have made such payment in full to the Administrative Agent on such date in immediately available funds and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Company and/or the Borrowers have not made such payment in full to the Administrative Agent, each Bank shall repay to the Administrative Agent on demand such amount distributed to such Bank, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Bank until the date repaid.

     2.12 Payments by the Banks to the Administrative Agent.

          (a) Unless the Administrative Agent receives notice from a Bank on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least one Business Day prior to the date of such Borrowing, that such Bank will not make available as and when required hereunder to the Administrative Agent for the account of the Borrowers the amount of that Bank's Pro Rata Share of the Borrowing, the Administrative Agent may assume that each Bank has made such amount available to the Administrative Agent in immediately available funds on the Borrowing Date and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount. If and to the extent any Bank shall not have made its full amount available to the Administrative Agent in immediately available funds and the Administrative Agent in such circumstances has made available to the Borrowers such amount, that Bank shall on the Business Day following such Borrowing Date make such amount available to the Administrative Agent, together with interest at the Federal Funds Rate for each day during such period. A notice of the Administrative Agent submitted to any Bank with respect to amounts owing under this subsection (a) shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Administrative Agent shall constitute such Bank's Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to the Administrative Agent on the Business Day following the Borrowing Date, the Administrative Agent will notify the Borrowers of such failure to fund and, upon demand by the Administrative Agent, the Borrowers shall pay such amount to the Administrative Agent for the Administrative Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

          (b) The failure of any Bank to make any Loan on any Borrowing Date shall not relieve any other Bank of any obligation hereunder to make a Loan on such Borrowing Date, but no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank on any Borrowing Date.

     2.13 Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Bank shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its Pro Rata Share, such Bank shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Banks such participations in the Loans made by them as shall be necessary to cause such purchasing Bank to share the excess payment pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Bank, such purchase shall to that extent be rescinded and each other Bank shall repay to the purchasing Bank the purchase price paid therefor, together with an amount equal to such paying Bank's ratable share (according to the proportion of (i) the amount of such paying Bank's required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Company and the Borrowers agree that any Bank so purchasing a participation from another Bank may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.09) with respect to such participation as fully as if such Bank were the direct creditor of the Company and/or the Borrowers in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Banks following any such purchases or repayments.


                                  ARTICLE III

                     TAXES, YIELD PROTECTION AND ILLEGALITY

     3.01 Taxes.

          (a) Any and all payments by the Company and/or the Borrowers to the Banks or the Agents under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes. In addition, the Company and/or the Borrowers shall pay all Other Taxes.

          (b) The Company and each of the Borrowers agrees to indemnify and hold harmless each Bank and the Administrative Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by the Bank or the Administrative Agent and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date the Bank or the Administrative Agent makes written demand therefor, accompanied by the certificate described in
Section 3.07 of this Agreement.

          (c) If the Company and/or the Borrowers shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Bank or the Administrative Agent, then:

               (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) such Bank or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

               (ii) the Company and/or the Borrowers, as applicable, shall make such deductions and withholdings;

               (iii) the Company and/or the Borrowers, as applicable, shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

               (iv) the Company and/or the Borrowers, as applicable, shall also pay to each Bank or the Administrative Agent for the account of such Bank, at the time interest is paid, all additional amounts which the respective

     Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such Taxes or Other Taxes had not been imposed.

          (d) Within 30 days after the date of any payment by the Company and, or, the Borrowers, as applicable, of Taxes or Other Taxes, the Company and/or the Borrowers, as applicable, shall furnish the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment reasonably satisfactory to the Administrative Agent.

          (e) If the Company and/or the Borrowers, as applicable, is required to pay additional amounts to any Bank or the Administrative Agent pursuant to subsection (c) of this Section, then such Bank shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Company and/or the Borrowers, as applicable, which may thereafter accrue, if such change in the judgment of such Bank is not otherwise disadvantageous to such Bank.

     3.02 Illegality.

          (a) If any Bank determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Bank or its applicable Lending Office to make Eurodollar Rate Loans, then, on notice thereof by the Bank to the Company through the Administrative Agent, any obligation of that Bank to make Eurodollar Rate Loans shall be suspended until the Bank notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist.

          (b) If a Bank determines that it is unlawful to maintain any Eurodollar Rate Loan, the applicable Borrower(s) shall, upon receipt of notice of such fact and demand from such Bank (with a copy to the Administrative Agent), prepay in full such Eurodollar Rate Loans of that Bank then outstanding, together with interest accrued thereon and amounts required under Section 3.04, either on the last day of the Interest Period thereof, if the Bank may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if the Bank may not lawfully continue to maintain such Eurodollar Rate Loan. If a Borrower is required to so prepay any Eurodollar Rate Loan, then concurrently with such prepayment (unless the Borrower simultaneously prepays the corresponding Eurodollar Rate Loans of every other Bank), such Borrower shall borrow from the affected Bank, in the amount of such repayment, a Base Rate Loan.

          (c) If the obligation of any Bank to make or maintain Eurodollar Rate Loans has been so terminated or suspended, all Loans which would otherwise be made by the Bank as Eurodollar Rate Loans shall be instead Base Rate Loans.

          (d) Before giving any notice to the Administrative Agent under this Section, the affected Bank shall designate a different Lending Office with respect to its Eurodollar Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Bank, be illegal or otherwise disadvantageous to the Bank.

     3.03 Increased Costs and Reduction of Return.

          (a) If any Bank determines that, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance by that Bank with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Bank of agreeing to make or making, funding or maintaining any Eurodollar Rate Loans, then the Company and the Borrowers shall be liable for, and shall from time to time, upon written demand, accompanied by the certificate described in Section 3.07 of this Agreement (with a copy of such demand and certificate to be sent to the Administrative Agent), pay to the Administrative Agent for the account of such Bank, additional amounts as are sufficient to compensate such Bank for such increased costs.

          (b) If any Bank shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation,
(iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Bank (or its Lending Office) or any corporation controlling the Bank with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and (taking into consideration such Bank's or such corporation's policies with respect to capital adequacy and such Bank's desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitments, loans, credits or obligations under this Agreement, then, upon written demand of such Bank to the Company, accompanied by the certificate described in Section 3.07 of this Agreement (with a copy of such demand and certificate to be sent to the Administrative Agent), the Company and/or the Borrowers, as applicable, shall pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank for such increase.

     3.04 Funding Losses. The Company and the Borrowers shall reimburse each Bank and hold each Bank harmless from any loss or expense which the Bank may sustain or incur as a consequence of:

          (a) the failure of the Borrowers to make on a timely basis any payment of principal of any Eurodollar Rate Loan;

          (b) the failure of the Borrowers to borrow, continue or convert a Loan after the Company has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

          (c) the failure of the Borrowers to make any prepayment in accordance with any notice delivered under Section 2.06;

          (d) the prepayment (including pursuant to Section 2.06 or Section 2.07) or other payment (including after acceleration thereof) of a Eurodollar Rate Loan on a day that is not the last day of the relevant Interest Period; or

          (e) the automatic conversion under Section 2.04 of any Eurodollar Rate Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Eurodollar Rate Loans or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by the Company and/or the Borrowers to the Banks under this Section and under subsection 3.03(a), each Eurodollar Rate Loan made by a Bank (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the reference rate used in determining the Eurodollar Rate for such Eurodollar Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan is in fact so funded.

     3.05 Inability to Determine Rates. If the Administrative Agent determines that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or that the Eurodollar Rate applicable for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Banks of funding such Loan, the Administrative Agent will promptly so notify the Company and each Bank. Thereafter, the obligation of the Banks to make or maintain Eurodollar Rate Loans hereunder shall be suspended until the Administrative Agent upon the instruction of the Majority Banks revokes such notice in writing. Upon receipt of such notice, the Company may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Company does not revoke such notice, the Banks shall make, convert or continue the Loans, as proposed by the Company, in the amount specified in the applicable notice submitted by the Company, but such Loans shall be made, converted or continued as Base Rate Loans instead of Eurodollar Rate Loans.

     3.06 Reserves on Eurodollar Rate Loans. The Company and/or the Borrowers shall pay to each Bank, as long as such Bank shall be required under regulations of the FRB to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as "Eurocurrency liabilities"), additional costs on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by the Bank (as determined by the Bank in good faith, which determination shall be conclusive absent manifest error), payable on each date on which interest is payable on such Loan, provided the Company shall have received at least 15 days' prior written notice (with a copy to the Administrative Agent) of such additional interest from the Bank. If a Bank fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be payable 15 days from receipt of such notice. Any such notice shall be accompanied by the certificate described in Section 3.07 of this Agreement.

     3.07 Certificates of Banks. Any Bank claiming reimbursement or compensation under this Article III shall deliver to the Company (with a copy to the Administrative Agent) a certificate setting forth in reasonable detail the amount payable to the Bank hereunder and such certificate shall be conclusive and binding on the Company and the Borrowers in the absence of manifest error. All determinations by a Bank of a right to reimbursement or compensation under this Article III shall be made in good faith and on a reasonable basis.

     3.08 Substitution of Banks. Upon the receipt by the Company from any Bank (an "Affected Bank") of a claim for compensation under Section 3.03, the Company may: (i) request the Affected Bank to use its best efforts to obtain a replacement bank or financial institution satisfactory to the Company to acquire and assume all or a ratable part of all of such Affected Bank's Loans and Commitment (a "Replacement Bank"); (ii) request one or more of the other Banks to acquire and assume all or part of such Affected Bank's Loans and Commitment; or (iii) designate a Replacement Bank. Any such designation of a Replacement Bank under clause (i) or (iii) shall be subject to the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld).

     3.09 Survival.  The agreements and obligations of the Company in this
Article III shall survive the payment of all other Obligations.

     3.10 Tax Forms. Each Bank that is not incorporated under the laws of the United States of America or a state thereof hereby certifies, as of the date such Bank became a "Bank" hereunder, that, to its knowledge, it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes. In the event that any such Bank fails to deliver any forms required under Section 9.10(a), each of the Company's and the Borrowers' obligations to pay additional amounts to such Bank under this Article III shall be reduced to the amount that they would have been obligated to pay had such forms been provided.


                                   ARTICLE IV

                              CONDITIONS PRECEDENT

     4.01 Conditions of Initial Credit Extensions. The obligation of each Bank to make its initial Credit Extension hereunder is subject to the condition that the Administrative Agent shall have received on or before the Closing Date all of the following, in form and substance satisfactory to the Agents and each Bank, and in sufficient copies for each Bank:

          (a) Loan Documents. This Agreement, the Notes, the Guaranties and the other Loan Documents executed by each party thereto;

          (b) Certificate (Merger). A certificate signed by a Responsible Officer on behalf of the Company, in form and substance reasonably satisfactory to the Administrative Agent and the Banks, representing and warranting that:
(i) the Merger has been consummated in accordance with the terms and conditions set forth in the Merger Agreement (including any consents pursuant to Section
7.1 of the Merger Agreement) and
in compliance with all material Requirements of Law, and attaching thereto a true and correct copy of (A) the Certificate of Merger issued by the Secretary of State of the State of Delaware evidencing that the Merger is effective as of such date, and (B) all amendments to the Merger Agreement subsequent to the Amendment No. 1 thereto, if any; (ii) all shareholder approvals required for consummation of the Merger have been obtained; (iii) all third party approvals required for consummation of the Merger have been obtained; (iv) all necessary material consents and approvals of and filings and registration with, and all other material actions in respect of, all Governmental Authorities required for consummation of the Merger have been obtained, given, filed or taken and are in full effect and all waiting periods relating thereto have expired without, in any such case, any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the Merger pursuant to the Merger Agreement; (v) the Merger Agreement has not been amended, except as consented to by the Banks; all material conditions precedent described in the Merger Agreement have been fulfilled in all material respects in accordance with the terms and provisions thereof; all amendments to the Merger Agreement, and waivers to any conditions precedent described in the Merger Agreement, have been consented to by the Banks; and the Company has complied with the Merger Agreement in all material respects and (vi) the Oil Field Merger has been consummated in accordance with all material Requirements of Law, and attaching a true and correct copy of the Certificate of Merger issued by the Secretary of State of the State of Delaware evidencing that the Oil Field Merger is effective as of such date;

          (c) Existing Indebtedness. Evidence that all Indebtedness of the Company and its Subsidiaries under (i) the Existing Weatherford Credit Agreement, and (ii) the Existing Enterra Credit Agreement, shall have been (or shall simultaneously be) repaid, all liens securing the same shall have been (or shall simultaneously be) terminated and all commitments thereunder shall have terminated or been cancelled;

          (d) Organization Documents: Resolutions; Incumbency.

               (i) Copies of the resolutions of the board of directors of the Company and each Subsidiary that is a party to a Loan Document authorizing the transactions contemplated hereby, certified as of the Closing Date by the Secretary or an Assistant Secretary of such Person;

               (ii) Copies of the articles or certificate of incorporation and the bylaws of the Company and each Subsidiary party to any Loan Document as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of the Company or such Subsidiary as of the Closing Date; and

               (iii) A certificate of the Secretary or Assistant Secretary of the Company and each Subsidiary that is a party to a Loan Document certifying the names and true signatures of the officers of the Company or such Subsidiary authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered by it hereunder;

          (e) Good Standing. A certificate signed by a Responsible Officer on behalf of the Company, in form and substance reasonably satisfactory to the Administrative Agent and the Banks, representing and warranting that attached thereto are true and correct copies of each of the following documents: a good standing and, where separately available, a tax good standing certificate, in each case as of a recent date, for the Company and each Subsidiary party to any Loan Document, from the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation and each state where the Company and the other Borrowers have represented that the Company or such Subsidiary is qualified to do business as a foreign corporation;

          (f) Legal Opinions. (i) an opinion of Fulbright & Jaworski L.L.P., counsel to the Company and its Subsidiaries, addressed to the Agents and the Banks, substantially in the form of Exhibit G-1; (ii) an opinion of H. Suzanne Thomas, General Counsel to the Company and its Subsidiaries, addressed to the Agents and the Banks, substantially in the form of Exhibit G-2; and (iii) an opinion of Butler & Binion, L.L.P., special counsel to the Documentation Agent, addressed to the Agents and the Banks;

          (g) Payment of Fees. Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, including without limitation all such fees arising under or referenced in Section 2.09, together with Attorney Costs of the Documentation Agent of the type described in Section 10.04 of this Agreement to the extent invoiced prior to or on the Closing Date;

          (h) Certificate (Representations and Warranties, Etc.). A certificate signed by a Responsible Officer on behalf of the Company, dated as of the Closing Date, stating that: (i) the representations and warranties contained in
Article V are true and correct on and as of such date, as though made on and as of such date; (ii) no Default or Event of Default exists or would result from the Credit Extension; (iii) no litigation is pending or threatened against the Company, any Borrower, any Guarantor, Weatherford, Enterra, EI, or any Subsidiary of the Company, Weatherford, Enterra or EI, in which there is a reasonable probability of an adverse decision which would result in a Material Adverse Effect; (iv) there has occurred since December 31, 1994, no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect; and (v) the conditions precedent set forth herein have been fully satisfied;

          (i) Prentice-Hall Corporation Letter. A letter confirming that The Prentice-Hall Corporation System, Inc. has accepted appointment by each Borrower and each Guarantor, and by each other Subsidiary of the Company who is a party to any Loan Document, as its agent for service of process in New York; and

          (j) Other Documents. Such other approvals, opinions, documents or materials as the Agents or the Majority Banks (through the Administrative Agent) may reasonably request.

     4.02 Conditions to All Credit Extensions. The obligation of each Bank to make any Loan to be made by it (including its initial Loans) or to continue or convert any Loan under Section 2.04 is subject to the satisfaction of the following conditions precedent, certified by the Company, on the relevant Borrowing Date or Conversion/Continuation Date, as applicable:

          (a) Notice, Application. The Administrative Agent shall have received (with, in the case of the initial Loans only, a copy for each Bank) a Notice of Borrowing or a Notice of Conversion/Continuation, as applicable;

          (b) Continuation of Representations and Warranties. The representations and warranties in Article V shall be true and correct on and as of such Borrowing Date or Conversion/Continuation Date with the same effect as if made on and as of such Borrowing Date or Conversion/Continuation Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date);

          (c) No Existing Default. No Default or Event of Default shall exist or shall result from such Borrowing or continuation or conversion;

          (d) No Material Litigation. No litigation shall be pending or threatened against the Company, any Borrower, any Guarantor, EI, or any Subsidiary of the Company or EI, in which there is a reasonable probability of an adverse decision which would result in a Material Adverse Effect;

          (e) Additional Matters. All other legal matters in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory to the Majority Banks;

          (f) Closing Date. The Closing Date shall have occurred no later than October 31, 1995;

          (g) No Material Adverse Effect. There shall have occurred no event or circumstance that has resulted in or could reasonably be expected to result in a Material Adverse Effect; and

          (h) Legality. The making of the Loans shall be permitted by the laws and regulations of each jurisdiction to which the Agents, the Banks, the Company or any of the Borrowers is subject and shall not subject the Agents or the Banks to any penalty.

     Each Notice of Borrowing and Notice of Conversion/Continuation submitted by the Company and/or the Borrowers hereunder shall constitute a representation and warranty hereunder, as of the date of each such notice and as of each Borrowing Date or Conversion/Continuation Date, as applicable, that the conditions in Sections 4.01 and 4.02 are satisfied.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     The Company and each of the Borrowers represents and warrants to the Administrative Agent and each Bank that:

     5.01 Corporate Existence and Power.  The Company and each of its
Subsidiaries: (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) has the power and authority and all material governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents; (c) is duly qualified as a foreign corporation and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and (d) is in compliance with all Requirements of Law; except, in each case referred to in clause (c) or clause (d), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

     5.02 Corporate Authorization; No Contravention. The execution, delivery and performance by the Company and its Subsidiaries of this Agreement and each other Loan Document to which such Person is party, have been duly authorized by all necessary corporate action, and do not and will not: (a) contravene the terms of any of that Person's Organization Documents; (b) conflict with or result in any breach or contravention of, in any material respect, any document evidencing any material Contractual Obligation to which such Person is a party or result in the creation of any Lien under any such document, or (c) conflict with or result in any breach or contravention of any material order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject; or (d) violate any material Requirement of Law.

     5.03 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company or any of its Subsidiaries of the Agreement or any other Loan Document.

     5.04 Binding Effect. This Agreement and each other Loan Document to which the Company or any of its Subsidiaries is a party constitute the legal, valid and binding obligations of the Company and any of its Subsidiaries to the extent it is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

     5.05 Litigation. (a) Except as specifically disclosed in Schedule 5.05, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against Weatherford, Enterra, EI, the Company, or any of their respective Subsidiaries or any of their or their Subsidiaries' respective properties which: (i) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or (ii) if determined adversely to the Company or its Subsidiaries, would reasonably be expected to have a Material Adverse Effect.

     (b) No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of the Merger, the Oil Field Merger, the EI Acquisition, this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

     5.06 No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by the Company, the Borrowers or any of the Guarantors. As of the Closing Date, neither the Company nor any Subsidiary is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Closing Date, create an Event of Default under subsection 8.01(e).

     5.07 ERISA Compliance.  Except as specifically disclosed in Schedule 5.07:

          (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law, except where the failure to be in compliance would not, either individually or in the aggregate, have a Material Adverse Effect. The Company's Foreign Subsidiaries and any benefit plans maintained by any of them for the benefit of their directors, officers, employees or former employees (or any of their beneficiaries) are in compliance with applicable laws pertaining to such plans in the jurisdictions of such subsidiaries, except where such failure to be in compliance would not, either individually or in the aggregate, have a Material Adverse Effect. Each Pension Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS, or filed with the IRS a request for (or is still within the applicable remedial amendment period for filing) a favorable determination letter, and to the best knowledge of the Company, nothing has occurred which would cause the loss of such qualification. The Company and each ERISA Affiliate has made all required contributions to any Pension Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Pension Plan. Each Plan that is intended to be a voluntary employee benefit association has been submitted to and approved by the IRS as exempt from federal income tax under Section 501(c)(9) of the Code or the applicable submission period relating to any such Plan will not have ended prior to the Closing Date.

          (b) There are no pending or, to the best knowledge of Company, threatened claims, actions or lawsuits (other than routine claims for benefits), or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction (unless the Plan received or is entitled to an exemption under Section 408 of ERISA or Section 4975 of the Code, as applicable, or unless such transaction has been corrected and all applicable excise taxes paid or waived), or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

          (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) as of the Closing Date, no Pension Plan has any Unfunded Pension Liability; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) or ERISA.

     5.08 Use of Proceeds; Margin Regulations. The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Section 6.12 and
Section 7.05. Neither the Company nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

     5.09 Title to Properties. The Company and each of its Subsidiaries has indefeasible title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. As of the Closing Date, the property of the Company and its Subsidiaries is subject to no Liens, other than Permitted Liens.

     5.10 Taxes. The Company and its Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect.

     5.11 Financial Condition. (a) The audited consolidated financial statements of Weatherford and its Consolidated Subsidiaries dated December 31, 1994, and the related consolidated and consolidating statements of income, shareholders' equity and cash flows for the fiscal year ended on that date: (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Weatherford and its Consolidated Subsidiaries as of the date thereof and results of operations for the period covered thereby; and (iii) except as specifically disclosed in Schedule 5.11, show all material indebtedness and other liabilities, direct or contingent, of Weatherford and its Consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Contingent Obligations.

          (b) The audited consolidated financial statements of Enterra and its Consolidated Subsidiaries dated December 31, 1994, and the related consolidated and consolidating statements of income, shareholders' equity and cash flows for the fiscal year ended on that date: (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Enterra and its Consolidated Subsidiaries as of the date thereof and the results of operation for the period covered thereby; and (iii) except as specifically disclosed in
Schedule 5.11, show all material indebtedness and other liabilities, direct or contingent, of Enterra and its Consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Contingent Obligations.

          (c) Since December 31, 1994, there has been no Material Adverse
Effect.

              (d) The unaudited pro forma financial information contained in the Joint Proxy Statement/Prospectus of Weatherford and Enterra on Form S-4 (Reg. No. 33-62195), based on the historical consolidated financial statements identified therein, was prepared based upon assumptions deemed reasonable and appropriate by Weatherford and Enterra when made; such assumptions continue to be reasonable and appropriate as of the date of this Agreement; and nothing has come to the attention of the Company on or before the Closing Date which has caused, or could reasonably be expected to cause, the unaudited adjusted pro forma balance sheet contained therein to be misleading in any material respect.

     5.12 Environmental Matters. The Company and each of its Subsidiaries monitors in the ordinary course of business the effect of existing Environmental Laws and existing Environmental Claims on its business, operations and properties, and as a result thereof the Company has reasonably concluded that, except as specifically disclosed in Schedule 5.12, such Environmental Laws and Environmental Claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     5.13 Regulated Entities. None of the Company, any Person controlling the Company, or any Subsidiary, is an "Investment Company" within the meaning of the Investment Company Act of 1940. Neither the Company nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting, in any such case, its ability to incur Indebtedness.

     5.14 No Burdensome Restrictions. Neither the Company nor any Subsidiary is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

     5.15 Copyrights, Patents, Trademarks and Licenses, etc. The Company and its Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person (except for any such conflict which could not reasonably be expected to have a Material Adverse Effect). To the best knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any Subsidiary infringes upon any rights held by any other Person where such infringement could reasonably be expected to have a Material Adverse Effect. Except as specifically disclosed in Schedule 5.05, no claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Company, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

     5.16 Subsidiaries. As of the Closing Date (after giving effect to the Merger), the Company has no Subsidiaries other than those specifically disclosed in part (a) of Schedule 5.16 hereto and has no equity investments in any other corporation or entity other than those specifically disclosed in part (b) of
Schedule 5.16.

     5.17 Insurance. The properties of the Company and each of its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or such Subsidiary operates.

     5.18 Full Disclosure. None of the representations or warranties made by the Company or any Subsidiary in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Company or any Subsidiary in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of the Company to the Banks prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

     5.19 Solvency. Each of the Company and its Subsidiaries, taken as a whole, and the Company, individually, each of the other Borrowers and each of the Guarantors individually, is Solvent. Each of the Borrowers and each of the Guarantors has received at least a reasonably equivalent value in exchange for incurring the obligations to be incurred by it.


                                   ARTICLE VI

                             AFFIRMATIVE COVENANTS

     So long as any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Majority Banks consent in writing, the Company and each Borrower agrees that:

     6.01 Financial Statements. The Company shall deliver to the Banks, in form and detail reasonably satisfactory to the Administrative Agent and the Majority
Banks:

          (a) as soon as available, but not later than 120 days after the end of each fiscal year, a copy of the audited consolidated and consolidating balance sheet of the

Company and its Consolidated Subsidiaries as at the end of such year and the related consolidated and consolidating statements of income, shareholders' equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of a nationally-recognized independent public accounting firm ("Independent Auditor") which report shall state that such consolidated financial statements present fairly the financial position and results of operations for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinion shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Company's or any Consolidated Subsidiary's records;

          (b) as soon as available, but not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year, a copy of the unaudited consolidated and consolidating balance sheet of the Company and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated and consolidating statements of income, shareholders' equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP in the case of the consolidated statements (subject to ordinary, good faith year-end audit adjustments and except for any non-conformity with GAAP resulting from the absence of footnotes required by GAAP), the financial position and the results of operations of the Company and its Consolidated Subsidiaries; and

          (c) As soon as available following the end of each fiscal year during the term hereof, a Company-prepared annual budget for the succeeding fiscal year.

     6.02 Certificates; Other Information; Pro Forma Balance Sheet. (a) The Company shall furnish to the Banks: (i) concurrently with the delivery of the financial statements referred to in subsections 6.01(a) and (b), a Compliance Certificate executed by a Responsible Officer; (ii) promptly, copies of all financial statements and reports that the Company sends to its shareholders, and copies of all financial statements and regular, periodical or special reports (including Forms 10-K, 10-Q and 8-K) that the Company or any Subsidiary may make to, or file with, the SEC; and (iii) promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary as the Administrative Agent, at the request of any Bank, may from time to time request.

     (b) At Closing if available, but in any event no later than forty-five (45) days after consummation of the Merger, the Company shall provide to the Banks a pro forma balance sheet reflecting the Net Worth of the Company and its Consolidated Subsidiaries as of September 30, 1995 (but after giving effect to the Merger) (the "Pro Forma Balance Sheet").

     6.03 Notices. The Company shall promptly notify the Administrative Agent and each Bank:

          (a) of the occurrence of any Default or Event of Default, and of the occurrence or existence of any event or circumstance that reasonably foreseeably will become a Default or Event of Default;

          (b) of any matter that has resulted or is reasonably likely to result in a Material Adverse Effect, including any such matter resulting from (i) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary, including pursuant to any applicable Environmental Laws;

          (c) of the occurrence of any of the following events affecting the Company or any ERISA Affiliate (but in no event more than 10 days after the Company obtains knowledge of such event), and deliver to the Administrative Agent and each Bank a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Company or any ERISA Affiliate with respect to such event: (i) an ERISA Event; (ii) a material increase in the Unfunded Pension Liability of any Pension Plan; (iii) the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by the Company or any ERISA Affiliate; or (iv) the adoption of any amendment to a Plan subject to Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability; and

          (d) of any material change in accounting policies or financial reporting practices by the Company or any of its Consolidated Subsidiaries.

          Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Company or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under subsection 6.03(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been (or reasonably foreseeably will be) breached or violated.

     6.04 Preservation of Corporate Existence, Etc. (a) The Company and each Borrower shall preserve and maintain in full force and effect its corporate existence and good standing under the laws of its jurisdiction of incorporation.

          (b) The Company and the other Borrowers shall cause each of their respective Subsidiaries to preserve and maintain in full force and effect its corporate existence and good standing under the laws of its state or jurisdiction of incorporation, except where failure to do so could not reasonably be expected to have a Material Adverse Effect.

          (c) The Company and the other Borrowers shall, and shall cause each of their respective Subsidiaries to, preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of their business except in connection with transactions permitted by Section 7.03 and sales of assets permitted by Section 7.02, except where failure to do so could not reasonably be expected to have a Material Adverse Effect.

     6.05 Maintenance of Property. The Company and the other Borrowers shall maintain, and shall cause each of their respective Subsidiaries to maintain, and preserve all their property which is used or useful in their business in good working order and condition, ordinary wear and tear excepted and make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, except as permitted by Section 7.02. The Company and the other Borrowers and each of their respective Subsidiaries shall use the standard of care typical in the industry in the operation and maintenance of their facilities.

     6.06 Insurance. The Company and the other Borrowers shall maintain, and shall cause each of their respective Subsidiaries to maintain, with financially sound and reputable independent insurers, insurance with respect to their properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

     6.07 Payment of Certain Obligations. The Company and the other Borrowers shall, and shall cause each of their respective Subsidiaries to, pay and discharge as the same shall become due and payable (or, in the case of tax liabilities, before they become delinquent), all their respective obligations and liabilities, including: (a) all tax liabilities, assessments and governmental charges or levies upon them or their properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company, the other Borrowers or such Subsidiaries; and (b) all lawful claims which, if unpaid, would by law become a Lien upon their property.

     6.08 Compliance with Laws. The Company and the other Borrowers shall comply, and shall cause each of their respective Subsidiaries to comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over them or their business (including the Federal Fair Labor Standards Act), except such as may be contested in good faith or as to which a bona fide dispute may exist, and except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

     6.09 Compliance with ERISA. The Company and the other Borrowers shall, and shall cause each of their respective ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Pension Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Pension Plan subject to Section 412 of the Code, if failure to do so could reasonably be expected to have a Material Adverse Effect.

     6.10 Inspection of Property and Books and Records. The Company and the other Borrowers shall maintain and shall cause each of their respective Subsidiaries to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of, respectively, the Company, each Borrower and such Subsidiaries. The Company and the other Borrowers shall permit, and shall cause each of their respective Subsidiaries to permit, representatives and independent contractors of the Administrative Agent or any Bank to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at the expense of the Company and the applicable other Borrower(s) and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company and the applicable other Borrower(s); provided, however, when an Event of Default exists the Administrative Agent or any Bank may do any of the foregoing at the expense of the Company and the applicable other Borrower(s) at any time during normal business hours and without advance notice.

     6.11 Environmental Laws. The Company and the other Borrowers shall, and shall cause each of their respective Subsidiaries to, conduct their operations and keep and maintain their property in compliance with all Environmental Laws, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

     6.12 Use of Proceeds. The Revolving Loan Borrowers and the Term Loan Borrower shall use the proceeds of the Loans (a) to refinance bank debt of Weatherford and Enterra existing at the time of the Merger, (b) to pay costs and expenses related to the Merger, (c) to finance the EI Acquisition and (d) for working capital and other general corporate purposes, including, but without limitation, Acquisitions, not in contravention of any Requirement of Law or of any Loan Document.

     6.13 New Subsidiary Guarantors. If, at any time after the date of this Agreement, there exists any Subsidiary incorporated in the United States of America with total assets with a book value of $10,000,000 or more, then the Company shall cause each such Subsidiary to do the following within 30 days after the Subsidiary becomes a Subsidiary with assets having a book value of $10,000,000 or more: (i) execute and deliver a Guaranty to the Administrative Agent substantially in the form of Exhibit B-2 hereto and (ii) furnish the Administrative Agent with a written opinion of counsel for each such Subsidiary Guarantor covering the matters covered in Exhibits G-1 and G-2 hereto; the Company will direct each such Subsidiary Guarantor to expressly instruct such counsel to prepare its opinion and to deliver it to the Administrative Agent for the benefit of the Banks and such opinion shall contain a statement to such effect.


                                  ARTICLE VII

                               NEGATIVE COVENANTS

     So long as any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Majority Banks consent in writing:

     7.01 Limitation on Liens. The Company and the other Borrowers shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of their property, whether now owned or hereafter acquired, other than the following ("Permitted Liens"):

          (a) any Lien existing on property of the Company, the other Borrowers or any of their respective Subsidiaries on the Closing Date and set forth in
Schedule 7.01, together with all renewals, extensions, refinancings and modifications (but not increases) of the Indebtedness secured thereby;

          (b) any Lien created under any Loan Document;

          (c) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 6.07, provided that no notice of lien has been filed or recorded under the Code;

          (d) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

          (e) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers' compensation, pensions, unemployment insurance and other social security legislation or public or statutory obligations;

          (f) Liens on the property of the Company, the other Borrowers or their respective Subsidiaries securing (i) the non-delinquent performance of bids, tenders, contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business, provided all such Liens in the aggregate would not (even if enforced) cause a Material Adverse Effect;

          (g) Liens consisting of judgment or judicial attachment liens, provided that the enforcement of such Liens is effectively stayed and all such Liens in the aggregate at any time outstanding for the Company, the other Borrowers and their respective Subsidiaries do not exceed $2,000,000;

          (h) easements, rights-of-way, zoning restrictions, restrictions on use and other similar encumbrances or minor irregularities in title incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Company, the other Borrowers and their respective Subsidiaries;

          (i) Liens on assets of corporations which become Subsidiaries after the date of this Agreement or upon property acquired subject thereto after the date of this Agreement, provided, however, that such Liens existed at the time the respective corporations became Subsidiaries or the time such property is acquired, as applicable, and were not created in anticipation thereof;

          (j) Liens arising under title retention and conditional sale agreements and purchase money security interests on any property acquired or held by the Company, the other Borrowers or their respective Subsidiaries in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property; provided that (i) any such Lien attaches to such property concurrently with or within 20 days after the acquisition thereof, (ii) such Lien attaches solely to the property so acquired in such transaction, (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such property, and (iv) the principal amount of the Indebtedness secured by any and all such title retention and conditional sale agreements and purchase money security interests shall not at any time exceed $10,000,000 in the aggregate;

          (k) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company or the other Borrowers in excess of those set forth by regulations promulgated by the FRB, and (ii) such deposit account is not intended by the Company, the other Borrowers or any of their respective Subsidiaries to provide collateral to the depository institution;

          (l) Liens on assets of the Company, the other Borrowers or their respective Subsidiaries, other than stock of Subsidiaries; provided that the aggregate amount of Indebtedness secured by such Liens does not at any time exceed $10,000,000; and

          (m) inchoate Liens arising under ERISA.

     7.02 Disposition of Assets. The Company and the other Borrowers shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

          (a) dispositions of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business;

          (b) lost or significantly damaged equipment (e.g., lost in hole);

          (c) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment; and

          (d) dispositions not otherwise permitted hereunder which are made for fair market value; provided, that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, (ii) the aggregate sales price from such disposition shall be paid in cash or otherwise on payment terms satisfactory to the Company or the applicable other Borrower(s) or Subsidiaries, and (iii) the aggregate book value of all assets of the Company, the other Borrowers and their respective Subsidiaries, together, shall not be reduced at any time to an amount which is less than 80% of the aggregate book value of all assets of the Company, the other Borrowers and their respective Subsidiaries, together, on the Closing Date as reflected on the Pro Forma Balance Sheet; provided, further, that this subsection 7.02(d) does not authorize dispositions of accounts receivable, with or without recourse, except in connection with the sale of the assets of a Subsidiary or an operating unit or division thereof to whom such accounts receivable are payable.

     7.03 Consolidations and Mergers. The Company and the other Borrowers shall not, and shall not permit any of their respective Subsidiaries to, merge or consolidate with or into any Person, except:

          (a) any Subsidiary may merge with the Company, provided that the Company shall be the continuing or surviving corporation, or with any one or more Subsidiaries, provided that, if any transaction shall be between a Subsidiary and a Wholly-Owned Subsidiary, the Wholly-Owned Subsidiary shall be the continuing or surviving corporation and, if any transaction shall be between a Borrower and a non-Borrower, the Borrower shall be the continuing or surviving corporation; and

          (b) the Company or any Subsidiary of the Company may merge or consolidate with any other Person other than the Company or a Subsidiary, provided that (i) the Company or such Subsidiary is the survivor of such merger or consolidation and (ii) such merger or consolidation is not otherwise prohibited by the terms of this Agreement.

     7.04 Transactions with Affiliates. The Company and the other Borrowers shall not, and shall not permit any of their respective Subsidiaries to, enter into any transaction with any Affiliate of the Company, except in the ordinary course of business and upon fair and reasonable terms no less favorable to such Borrower or Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate of the Company or such Subsidiary.

     7.05 Margin Stock; Certain Acquisitions, Ineligible Securities.

          (a) The Company and the other Borrowers shall not permit more than twenty-five percent (25%) of the value of the assets of the Company and the other Borrowers, respectively, and their respective Subsidiaries (within the meaning of Regulation U of the FRB) to be Margin Stock.

          (b) The Company and the other Borrowers shall not, and shall not permit their respective Subsidiaries to, use any portion of the Loan proceeds, directly or indirectly to make an Acquisition unless the prior, effective written consent or approval to such Acquisition of the board of directors or equivalent governing body of the acquiree is obtained.

          (c) The Company and the other Borrowers shall not, directly or indirectly, use any portion of the Loan proceeds (i) knowingly to purchase Ineligible Securities from any Arranger during any period in which the Arranger makes a market in such Ineligible Securities, (ii) knowingly to purchase during the underwriting or placement period Ineligible

Securities being underwritten or privately placed by any Arranger, or (iii) to make payments of principal or interest on Ineligible Securities underwritten or privately placed by any Arranger and issued by or for the benefit of the Company or any Affiliate of the Company. The Arrangers are or may be registered broker-dealers and permitted to underwrite and deal in certain Ineligible Securities; and "Ineligible Securities" means securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. (S) 24, Seventh), as amended.

     7.06 Joint Ventures. The Company and the other Borrowers shall not, and shall not permit any of their respective Subsidiaries to enter into any Joint Venture that is engaged, or will engage, in any material line of business substantially different from those lines of business carried on by the Company and the other Borrowers and their respective Subsidiaries on the date hereof.

     7.07 ERISA. The Company and the other Borrowers shall not, and shall not permit any of their respective ERISA Affiliates to: (a) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which could reasonably be expected to have a Material Adverse Effect; or (b) engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA if the effect of engaging in such transaction could reasonably be expected to have a Material Adverse Effect.

     7.08 Change in Business. The Company and the other Borrowers shall not, and shall not permit any of their respective Subsidiaries to, engage in any material line of business substantially different from those lines of business carried on by the Company and the other Borrowers and their respective Subsidiaries on the date hereof.

     7.09 Accounting Changes. The Company and the other Borrowers shall not, and shall not permit any of their respective Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Company and the other Borrowers or of any of their respective Subsidiaries (other than a change of the fiscal year of a Subsidiary of the Company to a fiscal year corresponding with the fiscal year of the Company).

     7.10 Capitalization Ratio. The Company shall not permit its Capitalization Ratio, as determined at the end of each fiscal quarter during the term hereof, to exceed (a) 45%, during the period extending from and including the Closing Date to and including September 30, 1996, nor (b) 40%, at any time from and including October 1, 1996 until such time as the Obligations have been irrevocably paid in full and the Banks have no further obligation to extend credit hereunder.

     7.11 Minimum Net Worth. The Company shall not permit its Net Worth, as determined at the end of each fiscal quarter during the term hereof, to be less than the sum of (a) 85% of the consolidated Net Worth of the Company and its Consolidated Subsidiaries on September 30, 1995, as reflected on the Pro Forma Balance Sheet plus (b) 50% of the consolidated Net Income of the Company and its Consolidated Subsidiaries for each fiscal quarter ending after December 31, 1995, and on or before the effective date of such calculation (with no deduction for net losses in any such fiscal quarter), plus (c) 100% of the Net Proceeds from the issuance of any capital stock or other equity interest by the Company or any of its Consolidated Subsidiaries after the Closing Date.

     7.12 Interest Coverage Ratio. The Company shall not permit its Interest Coverage Ratio, calculated on a rolling four quarter basis, as determined at the end of each fiscal quarter during the term hereof beginning with the fiscal quarter ending December 31, 1995, to be less than 2.5 to 1.0; provided, however, that for the first three fiscal quarters ending after the Closing Date, said Interest Coverage Ratio shall be calculated for the period from September 30, 1995 through the last day of such fiscal quarter for purposes of this Section 7.12.

     7.13 Foreign Subsidiary Indebtedness. The Company and the other Borrowers shall not permit any Foreign Subsidiary to create, incur or suffer to exist any Indebtedness or Contingent Obligations, except (i) Indebtedness owed to the Company or to another wholly-owned Subsidiary of the Company, (ii) Indebtedness in place as of the Closing Date, as identified on Schedule 7.13 of this Agreement, and all renewals and extensions thereof, and refinancings thereof with a new lender, but not increases thereof, and (iii) other Indebtedness and Contingent Obligations in an aggregate amount for all such Foreign Subsidiaries not in excess of five percent (5%) of the Net Worth of the Company and its Consolidated Subsidiaries, determined as of the last day of the period covered by the most recent financial statements delivered pursuant to Section 6.1.

     7.14 Subsidiary Dividends. The Company and the other Borrowers will not, and it will not permit any of their respective Subsidiaries to, be a party to or enter into any agreement, instrument or other document (other than credit agreements to which Foreign Subsidiaries are parties under which Indebtedness permitted by Section 7.13 hereof has or may be incurred) which prohibits or restricts in any way, or to otherwise, directly or indirectly, create or cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary of the Company or the other Borrowers to (i) pay dividends or make any other distributions in respect of its capital stock or any other equity interest or participation in any Subsidiary, or pay or repay any Indebtedness owed to the Company, the other Borrowers or any of their respective Subsidiaries, (ii) make loans or advances to the Company or the other Borrowers or (iii) transfer any of its properties or assets to the Company, the other Borrowers or any of their respective Subsidiaries (subject to the rights of any holder of a Lien on any such properties or assets which Lien is a Permitted
Lien).


                                  ARTICLE VIII

                               EVENTS OF DEFAULT

     8.01 Event of Default. Any of the following shall constitute an "Event of Default":

          (a) Non-Payment. The Company or any Borrower, as applicable, fails to pay (i) when and as the same becomes due, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest, fee or other amount payable hereunder or under any other Loan Document; or

          (b) Representation or Warranty. Any representation or warranty by the Company, any Borrower, any Guarantor or any Subsidiary made or deemed made herein or in any other Loan Document, or which is contained in any certificate, document or other statement by or on behalf of the Company, any Borrower, any Guarantor or any Subsidiary, furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made; or

          (c) Specific Defaults. The Company or any Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03,
6.09 or 6.11 or in Article VII; or

          (d) Other Defaults. The Company, any Borrower, any Guarantor or any Subsidiary party thereto fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date upon which a Responsible Officer knew or reasonably should have known of such failure or (ii) the date upon which written notice thereof is given to the Company by the Administrative Agent or any Bank; or

          (e) Cross-Default. The Company, any Borrower, any Guarantor or any of their respective Subsidiaries (i) fails to make any payment in respect of any Indebtedness or Contingent Obligation having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $2,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or

          (f) Insolvency; Voluntary Proceedings. The Company, any Borrower, any Guarantor or any of their respective material Subsidiaries ceases or fails to be solvent, or the Company, any Borrower, any Guarantor or any of their respective Subsidiaries (i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) commences any Insolvency Proceeding with respect to itself; or (iii) takes any action to effectuate or authorize any of the foregoing; or

          (g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company, any Borrower, any Guarantor or any of their respective Subsidiaries, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Company's, any Borrower's, any

Guarantor's or any such Subsidiary's properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Company, any Borrower, any Guarantor or any of their respective Subsidiaries admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Company, any Borrower, any Guarantor or any of their respective Subsidiaries acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

          (h) ERISA. (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $2,000,000; (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $2,000,000; or
(iii) the Company or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $2,000,000;

          (i) Monetary Judgments. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against the Company, any Borrower, any Guarantor or any of their respective Subsidiaries involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $2,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 10 days after the entry thereof; or

          (j) Non-Monetary Judgments. Any non-monetary judgment, order or decree is entered against the Company, any Borrower, any Guarantor or any of their respective Subsidiaries which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (k) Change of Control.  There occurs any Change of Control; or

          (l) Guarantor Defaults. Any Guarantor fails in any material respect to perform or observe any term, covenant or agreement in its Guaranty; or any Guaranty is for any reason partially (including with respect to future advances) or wholly revoked or invalidated, or otherwise ceases to be in full force and effect, or any Guarantor or any other Person contests in any manner the validity or enforceability thereof or denies that it has any further liability or obligation thereunder; or any event described at subsections (f) or (g) of this Section occurs with respect to any Guarantor.

     8.02 Remedies. If any Event of Default occurs, the Administrative Agent shall, at the request of, or may, with the consent of, the Majority Banks,

          (a) declare the commitment of each Bank to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

          (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby expressly waived by the Company; and

          (c) exercise on behalf of itself and the Banks all rights and remedies available to it and the Banks under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in subsection
(f) or (g) of Section 8.01 (in the case of clause (i) of subsection (g) upon the expiration of the 60-day period mentioned therein), the obligation of each Bank to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Bank.

     8.03 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

     8.04 Certain Financial Covenant Defaults. In the event that, after taking into account any extraordinary charge to earnings taken or to be taken as of the end of any fiscal period of the Company (a "Charge"), and if solely by virtue of such Charge, there would exist an Event of Default due to the breach of any of Sections 7.10, 7.11 or 7.12, as of such fiscal period end date, such Event of Default shall be deemed to arise upon the earlier of (a) the date after such fiscal period end date on which the Company announces publicly it will take, is taking or has taken such Charge (including an announcement in the form of a statement in a report filed with the SEC) or, if such announcement is made prior to such fiscal period end date, the date that is such fiscal period end date, and (b) the date the Company delivers to the Administrative Agent its audited annual or unaudited quarterly financial statements in respect of such fiscal period reflecting such Charge as taken.


                                   ARTICLE IX

                            THE ADMINISTRATIVE AGENT

     9.01 Appointment and Authorization. Each Bank hereby irrevocably (subject to Section 9.09) appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it, by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

     9.02 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care, and the Administrative Agent shall not be responsible in any event for the negligence or misconduct of any agent or attorney-in-fact selected by any other agent.

     9.03 Liability of Agent-Related Person. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by the Company or any Subsidiary or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Company or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of the Company's Subsidiaries or Affiliates.

     9.04 Reliance by Administrative Agent.

          (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Banks (or otherwise as required pursuant to Section 10.01) and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.

          (b) For purposes of determining compliance with the conditions specified in Section 4.01, each Bank that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Bank.

     9.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Banks, unless the Administrative Agent shall have received written notice from a Bank or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". The Administrative Agent will notify the Banks of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by the Majority Banks in accordance with
Article IX; provided, however, that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Banks.

     9.06 Credit Decision. Each Bank acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by any Agent hereinafter taken, including any review of the affairs of the Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Bank. Each Bank represents to the Agents that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company and its Subsidiaries hereunder. Each Bank also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company, the Borrower, the Guarantors and all other parties to the Loan Documents. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Company or its Subsidiaries which may come into the possession of any of the Agent-Related Persons.

     9.07 Indemnification. Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), pro rata, from and against any and all Indemnified Liabilities; provided, however, that no Bank shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank shall reimburse the Agents upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of any Agent.

     9.08 Agents in Individual Capacities. TCB, BofA and their respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Subsidiaries and Affiliates as though TCB were not the Administrative Agent and as if BofA were not the Documentation Agent and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, TCB, BofA and their respective Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Subsidiary) and acknowledge that the Agents shall be under no obligation to provide such information to them. With respect to its Loans, each of TCB and BofA shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not an Agent hereunder.

     9.09 Successor Agent. The Administrative Agent may, and at the request of the Majority Banks shall, resign as Administrative Agent upon 30 days' notice to the Banks, with a copy of such notice to the Company. If the Administrative Agent resigns under this Agreement, the Majority Banks shall appoint from among the Banks a successor agent for the Banks. If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Banks and the Company, a successor agent from among the Banks. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term "Administrative Agent" shall mean such successor agent and the retiring Administrative Agent's appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Majority Banks appoint a successor agent as provided for above.

     9.10 Withholding Tax.

          (a) If any Bank is a "foreign corporation, partnership or trust" within the meaning of the Code and such Bank claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code, such Bank agrees with and in favor of the Administrative Agent, to deliver to the Administrative Agent (with a copy to the Company):

               (i) if such Bank claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed IRS Forms 1001 and W-8 before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

               (ii) if such Bank claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Bank, two properly completed and executed copies of IRS Form 4224 before the payment of any interest is due in the first taxable year of such Bank and in each succeeding taxable year of such Bank during which interest may be paid under this Agreement, and IRS Form W-9; and

               (iii) such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Such Bank agrees to promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
          (b) If any Bank claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form 1001 and such Bank sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations to such Bank, such Bank agrees to notify the Administrative Agent of the percentage amount in which it is no longer the beneficial owner of Obligations to such Bank. To the extent of such percentage amount, the Administrative Agent will treat such Bank's IRS Form 1001 as no longer valid.

          (c) If any Bank claiming exemption from United States withholding tax by filing IRS Form 4224 with the Administrative Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations to such Bank, such Bank agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

          (d) If any Bank is entitled to a reduction in the applicable withholding tax, the Administrative Agent may withhold from any interest payment to such Bank an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (a) of this Section are not delivered to the Administrative Agent, then the Administrative Agent may withhold from any interest payment to such Bank not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

          (e) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Bank (because the appropriate form was not delivered, was not properly executed, or because such Bank failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Bank shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, together with all costs and expenses (including Attorney Costs). The obligation of the Banks under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Administrative Agent.

     9.11 Documentation Agent; Senior Co-Agent; Co-Agents; Arrangers. None of the Banks identified on the facing page, signature pages or otherwise herein of this Agreement as "Documentation Agent," "Senior Co-Agent," "Co-Agent" or "Arranger" shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Banks. Without limiting the foregoing, none of the Banks so identified as a "Documentation Agent," "Senior Co-Agent," "Co-Agent" or "Arranger" shall have or be deemed to have any fiduciary relationship with any Bank. Each Bank acknowledges that it has not relied, and will not rely, on any of the Banks so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.


                                   ARTICLE X

                                 MISCELLANEOUS

     10.01 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Company or any applicable Subsidiary therefrom, shall be effective unless the same shall be in writing and signed by the Majority Banks (or by the Administrative Agent at the written request of the Majority Banks) and the Company and acknowledged by the Administrative Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Banks and the Company and acknowledged by the Administrative Agent, do any of the following:

          (a) increase or extend the Commitment of any Bank (or reinstate any Commitment terminated pursuant to Section 8.02);

          (b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment (including prepayments) of principal, interest, fees or other amounts due to the Banks (or any of them) hereunder or under any other Loan Document;

          (c) reduce the principal of, or the rate of interest specified herein on any Loan, or (subject to clause (iii) of the proviso below) any fees or other amounts payable hereunder or under any other Loan Document;

          (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which is required for the Banks or any of them to take any action hereunder;

          (e) amend this Section, or Section 2.13, or any provision herein providing for consent or other action by all Banks; or

          (f)  release any Guarantor;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Majority Banks or all the Banks, as the case may be, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document, (ii) no amendment, waiver or consent shall, unless in writing and signed by the Documentation Agent or affected Arranger, as applicable, in addition to the Majority Banks or all of the Banks, as the case may be, affect the rights and duties of the Documentation Agent or affected Arranger, as applicable, under this Agreement or any other Loan Document, and (iii) the Administrative Agent's Letter, the Fee Letter and the Invitation Letters, respectively, may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto.

     10.02  Notices.

          (a) All notices, requests and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Company, any Borrower, any Guarantor or any of their respective Subsidiaries by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on Schedule 10.02, and (ii) shall be followed promptly by delivery of a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices on Schedule 10.02; or, as directed to the Company or the Administrative Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Company and the Administrative Agent.

          (b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to Article II or IX shall not be effective until actually received by the Administrative Agent.

          (c) Any agreement of the Administrative Agent and the Banks herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Company. The Administrative Agent and the Banks shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Company or any Borrower to give such notice and the Administrative Agent and the Banks shall not have any liability to the Company or any Borrower or other Person on account of any action taken or not taken by the Administrative Agent or the Banks in reliance upon such telephonic or facsimile notice. The obligation of the Company or any Borrower to repay the Loans shall not be affected in any way or to any extent by any failure by the Administrative Agent and the Banks to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent and the Banks of a confirmation which is at variance with the terms understood by the Administrative Agent and the Banks to be contained in the telephonic or facsimile notice.

     10.03 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

     10.04 Costs and Expenses. The Company and the Borrowers jointly and severally agree that they shall:

          (a) whether or not the transactions contemplated hereby are consummated, pay or reimburse BofA (including in its capacity as Documentation Agent) and TCB (including in its capacity as Administrative Agent) within five
(5) Business Days after demand (subject to subsection 4.01(g)) for all reasonable costs and expenses incurred by BofA and/or TCB, as applicable, in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including reasonable Attorney Costs incurred by BofA and/or TCB, as applicable, with respect thereto; and

          (b) pay or reimburse the Agents, the Arranger and each Bank within five (5) Business Days after demand (subject to subsection 4.01(g)) for all costs and expenses (including Attorney Costs) incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of an Event of Default or after acceleration of the Loans (including in connection with any "workout" or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding).

     10.05 Indemnity. Whether or not the transactions contemplated hereby are consummated, the Company and each of the Borrowers, jointly and severally, shall indemnify and hold the Agent-Related Persons, and each Bank and each of its respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including

Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and the termination, resignation or replacement of the Administrative Agent or replacement of any
Bank) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided, that the Company and the Borrowers shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section shall survive payment of all other Obligations.

     10.06 Payments Set Aside. To the extent that the Company, any Borrower or any Guarantor makes a payment to the Administrative Agent or the Banks, or the Administrative Agent or the Banks exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Bank severally agrees to pay to the Administrative Agent upon demand its Pro Rata Share of any amount so recovered from or repaid by the Administrative Agent.

     10.07 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that neither the Company nor any Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Bank.

     10.08  Assignments, Participations, etc.

          (a) Any Bank may, with the written consent of the Company at all times other than during the existence of an Event of Default and the Administrative Agent, which consents of the Company and the Administrative Agent shall not be unreasonably withheld, at any time assign and delegate to one or more Eligible Assignees (provided that no written consent of the Company or the Administrative Agent shall be required in connection with any assignment and delegation by a Bank to an Eligible Assignee that is an Affiliate of such Bank) (each an "Assignee") all, or any ratable part of all, of the Loans, the Commitments, and the other rights and obligations of such Bank hereunder, in a minimum amount of $10,000,000; provided, however, that the Company, the Borrowers and the Administrative Agent may continue to deal solely and directly with such Bank in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Company and the Administrative Agent by such Bank and the Assignee; (ii) such Bank and its Assignee shall have delivered to the Company and the Administrative Agent an Assignment and Acceptance in the form of Exhibit H ("Assignment and Acceptance") together with any Note or Notes subject to such assignment and (iii) the assignor Bank or Assignee has paid to the Administrative Agent a processing fee in the amount of $2,500; provided, further, that in the event a Bank assigns less than all of its interests hereunder, it shall retain a Commitment of not less than $10,000,000 after the consummation of the assignment.

          (b) From and after the date that the Administrative Agent notifies the assignor Bank that it has received (and provided its consent with respect to) an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Bank under the Loan Documents, and (ii) the assignor Bank shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

          (c) Within five (5) Business Days after its receipt of notice by the Administrative Agent that it has received an executed Assignment and Acceptance and payment of the processing fee, (and provided that it consents to such assignment in accordance with subsection 10.08(a)), the Borrowers shall execute and deliver to the Administrative Agent, new Notes evidencing such Assignee's assigned Loans and Commitment and, if the assignor Bank has retained a portion of its Loans and its Commitment, replacement Notes in the principal amount of the Loans retained by the assignor Bank (such Notes to be in exchange for, but not in payment of, the Notes held by such Bank). Immediately upon each Assignee's making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Bank pro tanto.

          (d) Any Bank may at any time sell to one or more commercial banks or other Persons not Affiliates of the Company (a "Participant") participating interests in any Loans, the Commitment of that Bank and the other interests of that Bank (the "originating Bank") hereunder and under the other Loan Documents; provided, however, that (i) the originating Bank's obligations under this Agreement shall remain unchanged, (ii) the originating Bank shall remain solely responsible for the performance of such obligations, (iii) the Company, the Borrowers and the Administrative Agent shall continue to deal solely and directly with the originating Bank in connection with the originating Bank's rights and obligations under this Agreement and the other Loan Documents, and
(iv) no Bank shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Banks as described in the first proviso to Section 10.01. In the case of any such participation, the Participant shall be entitled to the benefit of Article III and Section 10.05 as though it were also a Bank hereunder, and if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement.

          (e) Each Bank agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as "confidential" or "secret" by the Company and provided to it by the Company or any Subsidiary, or by the Administrative Agent on such Company's or Subsidiary's behalf, under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Bank, or
(ii) was or becomes available on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with the Company known to the Bank; provided, however, that any Bank may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Bank is subject or in connection with an examination of such Bank by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which any Agent, any Bank or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Bank's independent auditors and other professional advisors; (G) to any Affiliate of such Bank, or to any Participant or Assignee, actual or potential, provided that such Affiliate, Participant or Assignee agrees to keep such information confidential to the same extent required of the Banks hereunder, and (H) as to any Bank, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Company is party or is deemed party with such Bank.

          (f) Notwithstanding any other provision in this Agreement, any Bank may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and the Notes held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR (S)203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

     10.09 Set-off. In addition to any rights and remedies of the Banks provided by law, if an Event of Default exists or the Loans have been accelerated, each Bank is authorized at any time and from time to time, without prior notice to the Company or the Borrowers or the Guarantors, any such notice being waived by the Company and the Borrowers and the Guarantors to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Bank to or for the credit or the account of the Company or any Borrower or Guarantor against any and all Obligations owing to such Bank, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Bank shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Bank agrees promptly to notify the Company and the Administrative Agent after any such set-off and application made by such Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

     10.10 Notification of Addresses, Lending Offices, Etc. Each Bank shall notify the Administrative Agent in writing of any changes in the address to which notices to the Bank should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Administrative Agent shall reasonably request.

     10.11 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

     10.12 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

     10.13 No Third Parties Benefitted. This Agreement is made and entered into for the sole protection and legal benefit of the Company, the Borrowers, the Banks, the Agents, the Senior Co-Agent, the Co-Agents and the Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

     10.14  GOVERNING LAW AND JURISDICTION.

          (a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES); PROVIDED THAT THE AGENTS AND THE BANKS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

          (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE BORROWERS, THE AGENTS AND THE BANKS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE BORROWERS, THE AGENTS AND THE BANKS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. EACH OF THE BORROWERS HEREBY

IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS THE PRENTICE-HALL CORPORATION SYSTEM, INC., WITH OFFICES ON THE DATE HEREOF AT 15 COLUMBUS CIRCLE, NEW YORK, NEW YORK, 10023, AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. IF FOR ANY REASON SUCH DESIGNEE, APPOINTEE AND AGENT SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, THE BORROWERS AGREE TO DESIGNATE A NEW DESIGNEE, APPOINTEE AND AGENT IN NEW YORK ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION SATISFACTORY TO THE ADMINISTRATIVE AGENT. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWERS FURTHER IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT ITS ADDRESS SET FORTH IN SCHEDULE 10.02, SUCH SERVICE TO BECOME EFFECTIVE TEN DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY BANK TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWERS IN ANY OTHER JURISDICTION. THE BORROWERS, THE AGENTS AND THE BANKS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

     10.15 WAIVER OF JURY TRIAL. THE BORROWERS, THE BANKS AND THE AGENTS EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE BORROWERS, THE BANKS AND THE AGENTS EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

     10.16 Interest. It is the intention of the parties hereto to comply with applicable usury laws; accordingly, notwithstanding any provision to the contrary in this Agreement, the Notes or in any of the other Loan Documents securing the payment hereof or otherwise relating hereto, in no event shall this Agreement, the Notes or such other Loan Documents require the payment or permit the payment, taking, reserving, receiving, collection or charging of any sums constituting interest under applicable laws, if any, which exceed the maximum amount permitted by such laws. If any such excess interest is called for, contracted for, charged, taken, reserved, or received in connection with the Loans evidenced by the Notes or in any of the Loan Documents securing the payment thereof or otherwise relating thereto, or in any communication by the Agents or the Banks or any other person to any Borrower or any other person, or in the event all or part of the principal or interest thereof shall be prepaid or accelerated, so that under any of such circumstances or under any other circumstance whatsoever the amount of interest contracted for, charged, taken, reserved, or received on the amount of principal actually outstanding from time to time under the Notes shall exceed the maximum amount of interest permitted by applicable usury laws, then in any such event it is agreed as follows: (i) the provisions of this paragraph shall govern and control, (ii) neither any Borrower nor any other person or entity now or hereafter liable for the payment of the Notes shall be obligated to pay the amount of such interest to the extent such interest is in excess of the maximum amount of interest permitted by applicable usury laws, (iii) any such excess which is or has been received notwithstanding this paragraph shall be credited against the then unpaid principal balance of the Notes or, if the Notes have been or would be paid in full, refunded to the applicable Borrower, and (iv) the provisions of this Agreement, the Notes and the other Loan Documents securing the payment hereof and otherwise relating hereto, and any communication to any Borrower, shall immediately be deemed reformed and such excess interest reduced, without the necessity of executing any other document, to the maximum lawful rate allowed under applicable laws as now or hereafter construed by courts having jurisdiction hereof or thereof. Without limiting the foregoing, all calculations of the rate of interest contracted for, charged, taken, reserved, or received in connection with the Notes or this Agreement which are made for the purpose of determining whether such rate exceeds the maximum lawful rate shall be made to the extent permitted by applicable laws by amortizing, prorating, allocating and spreading during the period of the full term of the Loans, including all prior and subsequent renewals and extensions, all interest at any time contracted for, charged, taken, reserved, or received. The terms of this paragraph shall be deemed to be incorporated in every document and communication relating to the Notes, the Loans or any other Loan Document.

     10.17 Company as Subsidiary Borrower Representative. Each Subsidiary Borrower hereby irrevocably designates and appoints the Company as the agent of such Subsidiary Borrower under this Agreement and the other Loan Documents for the purpose of giving notices and taking other actions delegated to the Company pursuant to the terms of this Agreement and the other Loan Documents. In furtherance of the foregoing, each Subsidiary Borrower hereby irrevocably grants to the Company such Subsidiary Borrower's power-of-attorney, and hereby authorizes the Company, to act in place of such Subsidiary Borrower with respect to matters delegated to the Company pursuant to the terms of this Agreement and the other Loan Documents and to take such other actions as are reasonably incidental thereto. The Company hereby agrees to provide prompt notice to the relevant Subsidiary Borrower of any action taken by the Company under this Agreement and the other Loan

Documents in place of such Subsidiary Borrower; provided, that the failure to so provide such notice shall not affect the obligations of such Subsidiary Borrower hereunder. The Agent is hereby authorized to direct to the Company all invoices and similar statements showing amounts due by the Borrowers hereunder and under the Notes.

     10.18 Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law, each Borrower agrees that in the event a payment shall be made by any Guarantor under a Guaranty in respect of a Loan to such Borrower, such Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment subject to the provisions of the Guaranty executed by such Guarantor. Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors under this Section 10.18 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full of the Obligations. No failure on the part of a Borrower to make the payments required by this Section (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to any Guaranty, and each Guarantor shall remain liable for the full amount of the obligations of such Guarantor under each such Guaranty in accordance therewith.

     10.19 Entire Agreement. This Agreement supersedes in its entirety, the commitment letter dated August 28, 1995, among Weatherford, BofA, TCB and the Arrangers, which letter is hereby terminated. The Fee Letter, the Administrative Agent's Letter and the Invitation Letters remain in full force and effect in accordance with their terms. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Company, the Banks and the Agents, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

     THIS WRITTEN LOAN AGREEMENT, TOGETHER WITH THE OTHER WRITTEN LOAN DOCUMENTS EXECUTED IN CONNECTION HEREWITH, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

     THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                             WEATHERFORD ENTERRA, INC.


                                       By: _________________________________
                                           Norman W. Nolen
                                           Senior Vice President, Chief
                                           Financial Officer and Treasurer

                                           WEATHERFORD ENTERRA U.S., INC.



                                       By: _________________________________
                                           Norman W. Nolen
                                           Senior Vice President and
                                           Treasurer

                                       WEATHERFORD/LAMB, INC.

                                       By: __________________________________
                                           Norman W. Nolen
                                           Senior Vice President and
                                           Treasurer

                                       BANK OF AMERICA ILLINOIS,
                                       as Documentation Agent and as a
                                       Bank


                                       By: __________________________________
                                           C. Paige DiMaggio
                                           Vice President

                                       TEXAS COMMERCE BANK
                                       NATIONAL ASSOCIATION,
                                       as Administrative Agent and as a Bank


                                       By: ___________________________________
                                           Mona M. Foch
                                           Vice President

                                       CREDIT LYONNAIS NEW YORK
                                       BRANCH, as Senior Co-Agent and as
                                       a Bank


                                       By: ___________________________________
                                           Xavier Ratouis
                                           Senior Vice President

                                       ABN AMRO BANK N.V.,
                                       as Co-Agent and as a Bank

                                       By: ___________________________________
                                           Cheryl I. Lipshutz
                                           Vice President


                                       By: ___________________________________
                                       Name: _________________________________
                                       Title: ________________________________

                                       BANK OF MONTREAL, as
                                       Co-Agent and as a Bank


                                       By: ___________________________________
                                           Don Skipper
                                           Director

                                       FIRST INTERSTATE BANK OF
                                       TEXAS, N.A., as Co-Agent and as a
                                       Bank


                                       By: ___________________________________
                                           Frank W. Schageman
                                           Vice President

                                       ARAB BANKING CORPORATION
                                       (B.S.C.), as Co-Agent and as a Bank


                                       By: ___________________________________
                                           Stephen Plauche
                                           Vice President

                                       THE BANK OF NEW YORK


                                       By: ___________________________________
                                           Alan Lyster
                                           Vice President

                                       THE BANK OF NOVA SCOTIA


                                       By: ___________________________________
                                           F.C. Ashby
                                           Senior Manager
                                           Loan Operations

                                       FIRST NATIONAL BANK OF
                                       COMMERCE


                                       By: ___________________________________
                                           J. Charles Freel, Jr.
                                           Vice President

                                       THE FUJI BANK, LIMITED


                                       By: ___________________________________
                                           David Kelley
                                           Vice President and
                                           Senior Manager

                                       THE MITSUBISHI BANK, LIMITED


                                       By: ___________________________________
                                           T. Yokokawa
                                           Joint General Manager

                                       NATIONSBANK OF TEXAS, N.A.


                                       By: ___________________________________
                                           James R. Allred
                                           Vice President

                                       THE YASUDA TRUST AND
                                       BANKING COMPANY, LIMITED


                                       By: ___________________________________
                                           Gerald T. Gill
                                           Vice President